Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
WASHINGTON PRIME GROUP INC., et al.,[1]	)	Case No. 21-31948 (MI)
)
Debtors.	)	(Jointly Administered)
)

SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

OF WASHINGTON PRIME GROUP INC., AND ITS DEBTOR AFFILIATES

THIS PLAN IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE INFORMATION IN THE PLAN IS SUBJECT TO CHANGE. THIS PLAN IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

JACKSON WALKER LLP	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Kristhy M. Peguero (TX Bar No. 24102776)	Joshua A. Sussberg, P.C. (admitted pro hac vice)
Genevieve Graham (TX Bar No. 24085340)	Alexander J. Nicas (admitted pro hac vice)
1401 McKinney Street, Suite 1900	601 Lexington Avenue
Houston, Texas 77010	New York, New York 10022
Telephone: (713) 752-4200	Telephone: (212) 446-4800
Facsimile: (713) 752-4221	Facsimile: (212) 446-4900
Email: mcavenaugh@jw.com	Email: joshua.sussberg@kirkland.com
kpeguero@jw.com	alexander.nicas@kirkland.com
ggraham@jw.com	- and -

KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
Chad J. Husnick, P.C. (admitted pro hac vice)
A. Katrine Jakola, P.C. (admitted pro hac vice)
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: chad.husnick@kirkland.com
katie.jakola@kirkland.com

Co-Counsel to the Debtors	Co-Counsel to the Debtors
and Debtors in Possession	and Debtors in Possession

Dated: September 1, 2021

[1]	A complete list of each of the Debtors in these chapter 11 cases and the last four digits of their federal tax identification numbers may be obtained on the website of the Debtors’ claims and noticing agent at https://cases.primeclerk.com/washingtonprime. The Debtors’ service address is 180 East Broad Street, Columbus, Ohio 43215.

TABLE OF CONTENTS

Page

INTRODUCTION	1

ARTICLE I.	1

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES	1
A. Defined Terms	1
B. Rules of Interpretation	21
C. Computation of Time	21
D. Governing Law	21
E. Reference to Monetary Figures	21
F. Reference to the Debtors or the Reorganized Debtors	22
G. Controlling Documents	22
H. Consent Rights	22

ARTICLE II. ADMINISTRATIVE AND PRIORITY CLAIMS	22
A. DIP Claims	22
B. Administrative Claims	23
C. Professional Fee Claims	23
D. Priority Tax Claims	24
E. Statutory Fees	24

ARTICLE III. CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS	25
A. Classification of Claims and Interests	25
B. Treatment of Classes of Claims and Interests	26
C. Special Provision Governing Unimpaired Claims	31
D. Elimination of Vacant Classes	31
E. Voting Classes; Deemed Acceptance by Non-Voting Classes	31
F. Subordinated Claims	31
G. Intercompany Interests	31
H. Controversy Concerning Impairment	31
I. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	32

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN	32
A. General Settlement of Claims and Interests	32
B. Restructuring Transactions	32
C. Sources of Consideration for Plan Distributions	33
D. Management Incentive Plan	37
E. Employee Obligations	38
F. Exemption from Registration Requirements	38
G. Corporate Existence	39
H. Corporate Action	39
I. Vesting of Assets in the Reorganized Debtors	40
J. Cancellation of Notes, Instruments, Certificates, and Other Documents	40
K. Employee Obligations	41
L. Effectuating Documents; Further Transactions	41
M. Exemptions from Certain Taxes and Fees	41
N. New Governance Documents	42
O. Directors and Officers	42
P. Preservation of Causes of Action	42
Q. No Substantive Consolidation	43
R. Tax Matters	43

S. Closing the Chapter 11 Cases	43
T. Payment of Unsecured Notes Trustee Fees	44
U. Payment of OEC Member Fees	44
V. Payment of Certain Fees	44

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	44
A. Assumption of Executory Contracts and Unexpired Leases	44
B. Claims Based on Rejection of Executory Contracts or Unexpired Leases	45
C. Cure of Defaults and Objections to Cure and Assumption	46
D. Insurance Policies	47
E. Indemnification Provisions	47
F. Director, Officer, Manager, and Employee Liability Insurance	47
G. Employee and Retiree Benefits	48
H. Modifications, Amendments, Supplements, Restatements, or Other Agreements	48
I. Reservation of Rights	48
J. Nonoccurrence of Effective Date	48
K. Contracts and Leases Entered Into After the Petition Date	49

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS	49
A. Distributions on Account of Claims or Interests Allowed as of the Effective Date	49
B. Timing and Calculation of Amounts to Be Distributed	49
C. Distributions on Account of Obligations of Multiple Debtors	49
D. Distribution Agent	49
E. Rights and Powers of Distribution Agent	50
F. Delivery of Distributions	50
G. Manner of Payment	52
H. Compliance Matters	52
I. No Postpetition or Default Interest on Claims	52
J. Allocation Between Principal and Accrued Interest	52
K. Setoffs and Recoupment	52
L. Claims Paid or Payable by Third Parties	53

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	53
A. Disputed Claims Process	53
B. Allowance of Claims	53
C. Claims Administration Responsibilities	54
D. Adjustment to Claims or Interests Without Objection	54
E. Time to File Objections to Claims or Interests	54
F. Reservation of Rights to Object to Claims	54
G. Estimation of Claims	54
H. Disputed and Contingent Claims Reserve	55
I. Disallowance of Claims	55
J. Amendments to Proofs of Claim or Interests	55
K. No Distributions Pending Allowance	56
L. Distributions After Allowance	56

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	56
A. Compromise and Settlement of Claims, Interests, and Controversies	56
B. Discharge of Claims and Termination of Interests	56
C. Release of Liens	57
D. Debtor Release	57
E. Third‑Party Release	58
F. Exculpation	59
G. Injunction	60
H. Protection Against Discriminatory Treatment	60

ii

I. Reimbursement or Contribution	60
J. Term of Injunctions or Stays	61
K. Document Retention	61

ARTICLE IX. CONDITIONS TO THE EFFECTIVE DATE	61
A. Conditions Precedent to the Effective Date	61
B. Waiver of Conditions to the Effective Date	62
C. Substantial Consummation	62
D. Effect of Non-Occurrence of Conditions to Consummation	62

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	63
A. Modification of Plan	63
B. Effect of Confirmation on Modifications	63
C. Revocation or Withdrawal of Plan	63

ARTICLE XI. RETENTION OF JURISDICTION	63

ARTICLE XII. MISCELLANEOUS PROVISIONS	65
A. Immediate Binding Effect	65
B. Additional Documents	66
C. Statutory Fees	66
D. OEC Fees and Expenses	66
E. Payment of Certain Fees and Expenses	66
F. Reservation of Rights	66
G. Successors and Assigns	66
H. Notices	67
I. Entire Agreement	68
J. Plan Supplement Exhibits	68
K. Non-Severability	68
L. Votes Solicited in Good Faith	68
M. Waiver or Estoppel	68
N. Certain Tax Matters	69

iii

INTRODUCTION

Washington Prime Group Inc. and certain of its subsidiaries and affiliates, as debtors and debtors in possession in the above-captioned chapter 11 cases (each a “Debtor” and, collectively, the “Debtors”) propose this second amended joint plan of reorganization (together with any documents comprising the Plan Supplement, and as may be amended from time to time, the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Debtor, as applicable, for the purpose of receiving distributions pursuant to this Plan. While the Plan constitutes a single plan of reorganization for all Debtors, the Plan does not contemplate substantive consolidation of any of the Debtors.

Pursuant to section 1125(b) of the Bankruptcy Code, votes to accept or reject a chapter 11 plan cannot be solicited from holders of claims or interests entitled to vote on a chapter 11 plan until a disclosure statement has been approved by a bankruptcy court and distributed to such holders. Holders of Claims against and Interests in the Debtors should refer to the Disclosure Statement for a discussion of the Debtors’ history, business, properties, operations, historical financial information, projections of future operations, and risk factors, as well as a summary and description of the Plan, the Restructuring Transactions that the Debtors seek to consummate on the Effective Date of the Plan, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1.    “1145 Securities” has the meaning set forth in Article IV.C.2.

2.    “2015 Credit Agreement” means that certain Term Loan Agreement, dated as December 10, 2015 (as amended, supplemented, or otherwise modified on or prior to the date hereof, including by that certain Amendment No. 1 to Term Loan Agreement, dated January 22, 2018, and that certain Amendment No. 2 to Term Loan Agreement, dated August 13, 2020) by and among WPG LP, as borrower, certain Company Parties as guarantors, GLAS USA LLC (as successor to PNC Bank, National Association), as collateral and administrative agent, and the lenders party thereto.

3.    “2015 Credit Agreement Amendment” means the August 13, 2020 amendment to the 2015 Credit Agreement by WPG LP and the 2015 Lenders to, among other things, modify and waive the Debtors’ compliance with certain debt covenants.

4.    “2015 Credit Facility” means the credit facility under the 2015 Credit Agreement.

5.    “2015 Credit Facility Claim” means any Claim arising under, derived from, secured by, based on, or related to the 2015 Credit Facility or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

6.    “2015 Lenders” means, collectively, the lenders under the 2015 Credit Facility, each solely in their capacity as such.

7.    “2018 Credit Agreement” means that certain Revolving Credit and Term Loan Agreement, dated as of January 22, 2018 (as amended, supplemented, or otherwise modified on or prior to the date hereof, including by that certain Amendment No. 1, dated August 13, 2020) by and among WPG LP, as borrower, certain Company Parties as guarantors, Bank of America, N.A. as collateral and administrative agent, and the lenders party thereto.

8.    “2018 Credit Agreement Amendment” means the August 13, 2020 amendment to the 2018 Credit Agreement by WPG LP and the 2018 Lenders to, among other things, modify and waive the Debtors’ compliance with certain debt covenants.

9.    “2018 Credit Facility” means those certain credit facilities under the 2018 Credit Agreement.

10.    “2018 Credit Facility Claim” means any Claim arising under, derived from, secured by, based on, or related to the 2018 Credit Facility or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

11.    “2018 Lenders” means, collectively, the lenders under the 2018 Credit Facility, each solely in their capacity as such.

12.   “2018 Revolving Credit Facility” means that certain revolving credit facility under the 2018 Credit Facility.

13.    “2018 Term Loan Facility” means that certain term loan facility under the 2018 Credit Facility.

14.    “2020 Amendments” means, collectively, the (a) 2015 Credit Agreement Amendment; (b) 2018 Credit Agreement Amendment; and (c) the Weberstown Term Loan Agreement Amendment.

15.    “4(a)(2) Securities” has the meaning set forth in Article IV.C.2.

16.    “Ad Hoc Committee of Individual Preferred Shareholders” has the meaning set forth in that certain Fourth Amended Verified Statement of Ad Hoc Committee of Individual Preferred Shareholders Pursuant to Bankruptcy Rule 2019 [Docket No. 948].

17.    “Ad Hoc Lender Group” means the group or committee of Consenting 2015 Lenders, Consenting 2018 Lenders, and Consenting Weberstown Lenders represented by Wachtell, Lipton, Rosen & Katz and PJT Partners LP.

18.    “Ad Hoc Committee of Preferred Shareholders” has the meaning set forth in that certain Verified Statement of the Ad Hoc Committee of Preferred Shareholders Pursuant to Federal Rule of Bankruptcy Procedure 2019 [Docket No. 195].

19.    “Administrative Claim” means a Claim against a Debtor for the costs and expenses of administration of the Chapter 11 Cases arising on or prior to the Effective Date pursuant to sections 328, 330, or 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) any adequate protection Claim provided for in the DIP Orders; and (d) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code; provided that upon entry of the Backstop Commitment Approval Order, the Backstop Base Premium shall be an Administrative Claim against each of the Debtors, and the Backstop Termination Premium shall be an Administrative Claim against WPG and WPG LP; provided, however, that if the Equitization Restructuring is effectuated neither Backstop Break Payment shall be owed or constitute an Administrative Claim.

20.    “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

21.    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

22.    “Agent” means any administrative agent, collateral agent, or similar Entity under the 2015 Credit Facility, the 2018 Credit Facility, DIP Facility, the Exit Facility Agent, and/or the Weberstown Term Loan Facility, including any successors thereto.

23.    “Agents/Trustees” means, collectively, each of the Agents and Trustees.

24.    “Allowed” means, with respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the applicable bar date (or such other date as agreed by the Debtors) or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim or Interest, as applicable, has been timely Filed in an unliquidated or a different amount; (c) any Claim deemed “Allowed” pursuant to Article VII.A herein; or (d) a Claim allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that, with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if, and to the extent that, with respect to such Claim, no objection to the allowance thereof is Filed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so Filed and the Claim has been allowed by a Final Order. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt: (x) any Proof of Claim or any request for payment of an Administrative Claim, that is Filed after the Administrative Claims Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim and (y) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law. “Allow” and “Allowing” shall have correlative meanings.

25.    “Alternative Exit Facility” means an exit financing facility, subject to the reasonable consent of the Plan Sponsor, to be secured on or prior to the Confirmation Date, provided in lieu of the New Term Loan Exit Facility on terms and conditions which satisfy the 2018 Credit Facility Claims, 2015 Credit Facility Claims, and Weberstown Term Loan Facility Claims, in full, in Cash, (including, in each case, prepetition and postpetition interest at the default rates provided for therein).

26.    “Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, repurchase, refinancing, extension or repayment of a material portion of the Debtors’ funded debt, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Debtors that is an alternative to one or more of the Restructuring Transactions.

27.    “Assumed Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, which shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

28.    “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, remedies, or Causes of Action that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law to avoid, recover, or subordinate a prepetition transaction, including actions, remedies, or Claims and Causes of Action under sections 502, 510, 542, 544, 545, 547 through and including 553, and 724(a) of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

29.    “Backstop” means the several, and not joint, backstop, in full, of the Equity Rights Offering by the Backstop Parties pursuant to the Backstop Commitment Agreement, including any amendments or joinders thereto.

30.    “Backstop Approval Order” means the order of the Bankruptcy Court approving the Backstop Commitment Agreement [Docket No. 290].

31.    “Backstop Base Premium” has the meaning set forth in the Backstop Commitment Agreement.

32.   “Backstop Break Payment” has the meaning set forth in the Backstop Commitment Agreement.

33.    “Backstop Commitment Agreement” means that certain backstop commitment agreement, dated as of June 13, 2021 by and between WPG Inc. and the Backstop Parties, and as may be amended, modified, or supplemented from time to time in accordance with its terms and as deemed amended pursuant to the Plan to the extent necessary to effectuate the Equity Rights Offering as described in Article IV.C.2 of the Plan.

34.    “Backstop Commitment Allocations” shall mean the allocations of the Backstop by the Backstop Parties pursuant to the Backstop Commitment Schedule attached as Exhibit A to the Backstop Commitment Agreement, as amended from time to time and as deemed amended pursuant to the Plan to the extent necessary to effectuate the Equity Rights Offering as described in Article IV.C.2 of the Plan.

35.     “Backstop Equity Premium” shall have the meaning set forth in Backstop Commitment Agreement.

36.    “Backstop Parties” shall have the meaning set forth in the Backstop Commitment Agreement.

37.    “Backstop Party Rights” means the non-certificated rights that will require the Backstop Parties to purchase a minimum of 50% of the shares of New Common Equity offered pursuant to the Equity Rights Offering Documents at the Equity Rights Offering Value.

38.    “Backstop Termination Premium” has the meaning set forth in the Backstop Commitment Agreement.

39.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

40.    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

41.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

42.    “Bidding Procedures” means the bidding procedures attached as Exhibit 1 to the Bidding Procedures Order, by which parties may submit and the Debtors will consider Alternative Restructuring Proposals, as such bidding procedures may be amended from time to time in accordance with their terms.

43.    “Bidding Procedures Order” means the Order (I) Establishing Bidding Procedures, (II) Scheduling Certain Dates with Respect Thereto, (III) Approving the Form and Manner of Notice Thereof, and (IV) Granting Related Relief [Docket No. 289] (as may be amended, modified, or supplemented from time to time in accordance with the terms thereof).

44.     “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

45.    “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

46.    “Cause of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action include:  (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) any claim pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Actions.

47.    “Chapter 11 Cases” means the cases commenced by the Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which are being jointly administered under Case No. 21-31984 (MI) in the Bankruptcy Court.

48.    “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

49.    “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.

50.    “Class” means a category of Holders of Claims or Interests as set forth in Article III, pursuant to section 1122(a) of the Bankruptcy Code.

51.    “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

52.    “Committee” means the Official Committee of Unsecured Creditors appointed by the U.S. Trustee in the Chapter 11 Cases, pursuant to section 1102(a) of the Bankruptcy Code, as it may be reconstituted from time to time [Docket Nos. 168, 233, 793].

53.    “Common Equity Cash Pool” means the aggregate amount of Cash to be distributed to Holders of Allowed Existing Common Equity Interests who do not affirmatively elect to participate in the Common Equity Option, which amount shall be $20,000,000. For the avoidance of doubt, elections of New Common Equity by Eligible Election Participants shall ratably reduce the distributions of the Common Equity Cash Pool by the Pro Rata percentage of Existing Common Equity Interests electing and actually receiving New Common Equity pursuant the Common Equity Option.

54.    “Common Equity Equity Pool” means 3.0625% of New Common Equity, of which a portion may be distributed corresponding to the Pro Rata percentage of Existing Common Equity Interests electing the Common Equity Option; provided, that, the Common Equity Equity Pool shall be subject to dilution on account of the Management Incentive Plan and the New Common Equity issued in the Equity Rights Offering for the portion of the Equity Rights Offering Amount (and on account of the Backstop Equity Premium) that is in excess of $260,000,000.

55.    “Common Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering as it may apply to Holders of Existing Common Equity Interests, which shall be set forth in the Equity Rights Offering Documents, attached as Exhibit 6 to the Supplemental Disclosure Statement Order, and any such other procedures as approved by the Court.

56.    “Common Equity Option” means the right of each Eligible Election Participant in Class 11 to irrevocably elect, pursuant to the Equity Option Procedures, to receive such Holder’s Pro Rata share of the Common Equity Equity Pool in lieu of the Pro Rata share of the Common Equity Cash Pool that such Holder may otherwise receive, as set forth in, and subject to, the terms of Article IV.C.4 and the Equity Option Form for Class 11.

57.    “Company Parties” means WPG Inc., and each of its direct and indirect subsidiaries listed on Exhibit A to the Restructuring Support Agreement that have executed and delivered counterpart signature pages to the Restructuring Support Agreement to counsel to the Consenting Stakeholders.

58.    “Compensation and Benefits Programs” means all employee employment, wages, compensation, and benefits plans and policies, workers’ compensation programs, savings plans, retirement plans, supplemental executive retirement plans, deferred compensation plans, healthcare plans, disability plans, employment and severance agreements and policies, severance benefit plans, policies, and guidelines, incentive and retention plans, life and accidental death and dismemberment insurance plans, and programs of the Debtors, and all amendments and modifications thereto, applicable to any of the Debtors’ employees, former employees, retirees, non-employee directors, and other individual service providers, in each case existing with the Debtors as of the immediately prior to the Effective Date; provided that any equity awards and associated equity award agreements held by any of the Debtors’ employees, former employees, retirees, non-employee directors, and other individual service providers under any equity plans shall not constitute a Compensation and Benefits Program.

59.    “Confirmation” means entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

60.    “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

61.    “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan.

62.    “Confirmation Objection Deadline” means the deadline by which objections to confirmation of the Plan must be received by the Debtors and Filed on the Bankruptcy Court’s docket.

63.    “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan and the Plan Supplement under section 1129 of the Bankruptcy Code.

64.    “Consenting 2015 Lenders” means, collectively, the Holders of, or investment advisors, subadvisors, or managers of discretionary accounts that hold, 2015 Credit Facility Claims and that are party to the Restructuring Support Agreement or that have executed a Joinder or Transfer Agreement to the Restructuring Support Agreement.

65.    “Consenting 2018 Lenders” means, collectively, the Holders of, or investment advisors, subadvisors, or managers of discretionary accounts that hold, 2018 Credit Facility Claims and that are party to the Restructuring Support Agreement or that have executed a Joinder or Transfer Agreement to the Restructuring Support Agreement.

66.    “Consenting Ad Hoc Lenders” means the members of the Ad Hoc Lender Group that are party to the Restructuring Support Agreement.

67.    “Consenting Stakeholders” means collectively, Consenting 2015 Lenders, the Consenting 2018 Lenders, the Consenting Unsecured Noteholders and the Consenting Weberstown Lenders, which for the avoidance of doubt, shall include the Consenting Ad Hoc Lender Group and the Plan Sponsor.

68.    “Consenting Unsecured Noteholders” means, collectively, the Holders of, or investment advisors, subadvisors, or managers of discretionary accounts that hold, Unsecured Notes Claims and that are party to the Restructuring Support Agreement or that have executed a Joinder or Transfer Agreement to the Restructuring Support Agreement.

69.    “Consenting Weberstown Lenders” means, collectively, the Holders of, or investment advisors, subadvisors, or managers of discretionary accounts that hold, Weberstown Term Loan Facility Claims and that are party to the Restructuring Support Agreement or that have executed a Joinder or Transfer Agreement to the Restructuring Support Agreement.

70.    “Consummation” means the occurrence of the Effective Date.

71.    “Credit Facility Claim” means any of the 2015 Credit Facility Claims, 2018 Credit Facility Claims, and/or Weberstown Term Loan Facility Claims.

72.    “Cure Amounts” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code; provided that if no Cure Amount is listed for any assumed Executory Contract or Unexpired Lease, the Cure Amount shall be $0.00.

73.    “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

74.    “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtors as of the Petition Date for liabilities against any of the Debtors’ current or former directors, managers, and officers, and all agreements, documents, or instruments relating thereto.

75.    “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.D of the Plan.

76.    “Definitive Documents” means (a) the Plan and the Plan Supplement (and all exhibits, annexes, schedules, ballots, solicitation procedures, and other documents and instruments related thereto), including any “Definitive Documentation” (as defined therein); (b) the Confirmation Order; (c) the Disclosure Statement; (d) the Disclosure Statement Order; (e) the DIP Orders, DIP Credit Agreement, and any and all other DIP Documents and related documentation; (f) the Exit Facility Documents; (g) any and all documentation required to implement, issue, and distribute the New Common Equity or New Term Loan Exit Facility, including any material disclosure documents related thereto; (h) if necessary, the New Revolving Exit Facility Documents, and any material documents related thereto; (i) the Equity Rights Offering Documents, and any documents required to implement, issue, or distribute the New Common Equity related thereto; (j) the Backstop Commitment Agreement, the orders related thereto, and all documents required to implement the Backstop Commitment Agreement; (k) the New Governance Documents; (l) the Bidding Procedures, the Bidding Procedure Order, and all other documents required to implement the Bidding Procedures; and (m) any and all other material documents, deeds, agreements, filings, notifications, letters or instruments necessary or required to consummate the Restructuring Transactions (including any exhibits, amendments, modifications, or supplements made from time to time thereto), which shall, in each case, be consistent with this Plan and the Restructuring Support Agreement including any consent rights contained therein.

77.    “DIP Agent” means GLAS USA LLC and GLAS Americas LLC, or any successor thereto, in its capacity as administrative agent and collateral agent, respectively under the DIP Credit Agreement.

78.    “DIP Borrower” means WPG LP.

79.“    DIP Claim” means any Claim arising under, derived from or based upon the DIP Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising under the DIP Credit Agreement. For the avoidance of doubt, the DIP Claims shall include all DIP Obligations (as defined in the DIP Orders).

80.    “DIP Credit Agreement” means that certain Superpriority Debtor-in-Possession Delayed Draw Term Loan Credit Agreement, dated as of June 15, 2021, among the DIP Borrower, the guarantors party thereto, the DIP Agent, and the DIP Lenders, and as may be amended, amended and restated, supplemented, or modified from time to time.

81.    “DIP Documents” has the meaning given to such term in the DIP Orders.

82.    “DIP Facility” means that certain $100,000,000 senior secured, superpriority debtor‑in‑possession delay draw term loan facility provided by the DIP Lenders on the terms of, and subject to the conditions set forth in, the DIP Credit Agreement and approved by the Bankruptcy Court pursuant to the DIP Orders.

83.    “DIP Final Order” means the final order authorizing the entry into and performance of the DIP Credit Agreement and the use of cash collateral [Docket No. 267].

84.    “DIP Interim Order” means the interim order authorizing the entry into and performance of the DIP Credit Agreement and the use of cash collateral [Docket No. 77].

85.    “DIP Lenders” has the meaning given to such term in the DIP Orders.

86.    “DIP Orders” means the DIP Final Order and DIP Interim Order.

87.    “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, which for the avoidance of doubt shall include the ballots and the solicitation procedures, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

88.    “Disclosure Statement Order” means the order of the Bankruptcy Court conditionally approving the Disclosure Statement, the Solicitation Materials, and the solicitation of the Plan [Docket No. 337].

89.    “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code, or (b) for which a Proof of Claim or Proof of Interest or a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to this Plan be a Disputed Claim.

90.    “Distribution Agent” means, the Reorganized Debtors or any Entity or Entities (including any Agents/Trustees) designated by the Reorganized Debtors to make or to facilitate distributions that are to be made pursuant to the Plan.

91.    “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Distribution Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Plan.

92.    “Distribution Record Date” means other than with respect to publicly held Securities and Credit Facility Claims, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Confirmation Date, or such other date as is announced by the Debtors or designated in a Final Order; provided that the Distribution Record Date shall not apply to (a) the Debtors’ publicly‑traded Securities, the distribution with respect to which shall be conducted in accordance with DTC’s standard procedures and customary practices, and (b) the Credit Facility Claims, the distribution with respect to which shall be conducted by the applicable Agent in accordance with its standard procedures (the Agents being expressly authorized pursuant to the Plan to freeze trading in the applicable Credit Facility Claims on such date as they may elect prior to the Effective Date).

93.    “DTC” means the Depository Trust Company.

94.    “Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan is declared effective by the Debtors. Except as otherwise expressly provided herein, including as a condition to the occurrence of the Effective Date, any action to be taken on the Effective Date may be taken on or about the Effective Date, in accordance with the Restructuring Steps Memorandum, or as soon as reasonably practicable thereafter.

95.    “Elective Exit Loan Amount” means a principal amount of loans to be issued under the New Term Loan Exit Facility in an aggregate amount elected by the Plan Sponsor, not to exceed the sum of any accrued and unpaid Allowed Claims in respect of prepetition and postpetition default rate interest (not to exceed an equivalent of two percent per annum) on the Revolving and Term Loan Facilities Claims and the Weberstown Term Loan Facility Claims; provided that the amount of such Allowed Claims for default interest not so capitalized in the New Term Loan Exit Facility shall be paid in Cash on the Effective Date.

96.    “Eligible Election Participants” means Holders of Existing Equity Interests eligible to participate in the Equity Option; provided that in order to be an Eligible Election Participant, Holders of Existing Equity Interests must have Interests in an amount greater than (i) 4,000 Existing Preferred Equity Interests or (ii) 12,000 Existing Common Equity Interests as of the Equity Option Election Deadline.

97.    “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

98.    “Equitization Restructuring” means the transactions and reorganization contemplated by, and pursuant to, this Plan in accordance with Article IV of the Plan, under which the New Common Equity, Equity Rights, and Backstop Equity Premium, among other things, will be distributed, which shall occur on or about the Effective Date, as provided in the Restructuring Steps Memorandum.

99.    “Equity Cash Pools” means, collectively, the (a) Common Equity Cash Pool and (b) Preferred Equity Cash Pool.

100.    “Equity Option” means, collectively, the: (a) Preferred Equity Option, and (b) Common Equity Option.

101.    “Equity Option Election Deadline” means the date and time, if applicable, by which the Solicitation Agent must actually receive the completed Equity Option Form, as set forth in the Equity Option Form. For the avoidance of doubt, any Eligible Election Participant who does not timely submit their Equity Option Form or submits an incomplete Equity Option Form shall be deemed to have selected not to receive the applicable Equity Option.

102.    “Equity Option Form” means the election form, and the terms and procedures detailed therein, attached as Exhibit 4G to the Disclosure Statement Order, detailing the Equity Option Procedures, a customized version of which will be provided to all Eligible Election Participants, and as may be amended by a supplemental Disclosure Statement Order entered by the Bankruptcy Court.

103.    “Equity Option Procedures” means the terms and procedures governing the Equity Option.

104.    “Equity Pools” means, collectively, the (a) Common Equity Equity Pool and (b) Preferred Equity Equity Pool.

105.    “Equity Rights” means, collectively, the (a) Unsecured Noteholder Rights, (b) Existing Common Equity Interest Rights, and (c) Backstop Party Rights.

106.    “Equity Rights Offering” means the rights offering allowing Equity Rights Offering Participants the right to purchase and requiring the Backstop Parties to purchase New Common Equity at the Equity Rights Offering Value (subject to dilution on account of the Management Incentive Plan) to be issued by Reorganized WPG on the terms and conditions set forth in the Restructuring Term Sheet and the Equity Rights Offering Documents.

107.     “Equity Rights Offering Amount” means $190,000,000 plus the gross Cash proceeds required to (a) pay DIP Claims in full, (b) fund emergence Cash flows, and (c) fund the Equity Cash Pools; provided the Equity Rights Offering Amount shall not exceed the Total Backstop Commitment.

108.     “Equity Rights Offering Documents” means collectively, the Backstop Commitment Agreement, the Equity Rights Offering Procedures, the Common Equity Rights Offering Procedures, and any and all other agreements, documents, and instruments, as amended, delivered, or entered into in connection with the Equity Rights Offering.

109.    “Equity Rights Offering Participants” means the holders of Equity Rights who participate in the Equity Rights Offering pursuant to the Equity Rights Offering Procedures and the Common Equity Rights Offering Procedures, as applicable.

110.    “Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering, which shall be set forth in the Equity Rights Offering Documents, attached as Exhibit 5 to the Disclosure Statement Order, and any such other procedures as approved by the Court.

111.    “Equity Rights Offering Value” means a price per share to be determined based on a 32.5% discount to the equity value per share of New Common Equity, based on the Set-Up Equity Value.

112.    “Estate” means the estate created on the Petition Date for the Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code and all property (as defined in section 541 of the Bankruptcy Code) acquired by the Debtor after the Petition Date through and including the Effective Date.

113.    “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the Consenting Stakeholders; (d) each of the Consenting 2015 Lenders; (e) each of the Consenting 2018 Lenders; (f) each of the Consenting Weberstown Lenders; (g) each of the Consenting Unsecured Noteholders; (h) the Ad Hoc Lender Group, and each member thereof; (i) the Plan Sponsor; (j) the Committee, and each member thereof; (k) the OEC, and each member thereof; (l) each of the Agents/Trustees; (m) the DIP Agent; (n) each of the DIP Lenders; (o) each Backstop Party; (p) each Equity Rights Offering Participant; (q) each current and former Affiliate of each Entity in clause (a) through the following clause (r); and (r) each Related Party of each Entity in clause (a) through this clause (r).

114.    “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

115.    “Existing Common Equity Interest Rights” means the non-certificated rights that will enable the holders of Eligible Election Participants who have elected the Common Equity Option, other than the members of the Ad Hoc Committee of Preferred Shareholders, to purchase their Pro Rata share (with oversubscription) of 6.125% of the Minimum Allocation, that is offered pursuant to the Equity Rights Offering Documents at the Equity Rights Offering Value.

116.    “Existing Common Equity Interests” shall mean the issued and outstanding common stock of WPG Inc. and the Existing Common Equity Units.

117.    “Existing Common Equity Units” means those certain common limited partner interests issued by WPG LP, which are redeemable into the common shares of WPG Inc.

118.    “Existing Debt Documents” means the (a) DIP Credit Agreement and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection the DIP Credit Agreement; (b) 2015 Credit Agreement and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith; (c) 2018 Credit Agreement, and any amendments, modifications, or supplements thereto, as well as any all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith; (d) Weberstown Term Loan Agreement and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith; and (e) the Unsecured Notes Indenture, and any amendments, modifications, or supplements thereto, as well as any all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith.

119.    “Existing Equity Interests” means, collectively, the (a) Existing Preferred Equity Interests, and (b) Existing Common Equity Interests.

120.    “Existing Preferred Equity Interests” means, collectively, the (a) Series H Preferred Stock, (b) Series I Preferred Stock, and (c) Series I-1 Preferred Stock.

121.    “Exit Facilities” means (a) the New Term Loan Exit Facility and, if necessary, the New Revolving Exit Facility, or (b) the Alternative Exit Facility.

122.    “Exit Facility Agent” means the administrative agent and the collateral agent, or any successor thereto, under the Exit Facility Credit Agreements

123.    “Exit Facility Credit Agreements” means the credit agreements governing the Exit Facilities, which shall (a) be on the terms set forth in the Exit Facility Term Sheets and otherwise in accordance with the Restructuring Support Agreement and (b) become effective on or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum. For the avoidance of doubt, Exit Facility Credit Agreements include the credit agreement governing any Alternative Exit Facility.

124.    “Exit Facility Documents” means, collectively, the Exit Facility Credit Agreements, security agreement, and all other collateral, guarantee, intercreditor, and ancillary documents governing the Exit Facilities.

125.    “Exit Facility Lenders” means those lenders from time to time, party to the Exit Facility Credit Agreements, solely in their capacity as such.

126.    “Exit Facility Term Sheets” means, collectively, the New Term Loan Exit Facility Term Sheet and the New Revolving Exit Facility Term Sheet, and any modifications, supplements or amendments thereto in accordance with the terms hereof and thereof.

127.    “Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.

128.    “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Solicitation Agent.

129.    “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

130.    “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument, or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied, or resulted in no modification of such order, and such time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules may be filed relating to such order, shall not cause an order not to be a Final Order.

131.    “General Unsecured Claim” means any Claim against a Debtor that is not Secured, and is not (a) a DIP Claim, (b) an Administrative Claim, (c) a Professional Fee Claim, (d) a Secured Tax Claim, (e) an Other Secured Claim, (f) a Priority Tax Claim, (g) an Other Priority Claim, (h) a Weberstown Term Loan Facility Claim, (i) a 2015 Credit Facility Claim, (j) a 2018 Credit Facility Claim, (k) an Unsecured Notes Claim, (l) a Property-Level Mortgage Guarantee Claim, (m) an Intercompany Claim, or (n) a Section 510(b) Claim.

132.    “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

133.    “Holder” means an Entity holding a Claim against or an Interest in any Debtor.

134.    “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

135.    “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, equityholders, attorneys, other professionals, and agents and such current and former directors, officers, and managers’ respective Affiliates.

136.    “Intercompany Claims” means any Claim against a Debtor that is held by another Debtor or a direct or indirect wholly-owned subsidiary of a Debtor.

137.    “Intercompany Interest” means any Interest in a Debtor held by another Debtor and, for the avoidance of doubt, excludes the (a) Existing Preferred Equity Interests; or (b) Existing Common Equity Interests held by non-Debtors.

138.    “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and any claim against or interest in the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

139.    “Joinder” means a joinder to the Restructuring Support Agreement substantially in the form attached as Exhibit G thereto.

140.    “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

141.     “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

142.    “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

143.    “Liquidation Preference” means with respect to an Existing Preferred Equity Interest, the applicable liquidation preference contained in the instrument or other agreement pursuant to which such Interests were issued.

144.    “Management Incentive Plan” has the meaning set forth in Article IV.D hereof.

145.    “Minimum Allocation” has the meaning set forth in the Backstop Commitment Agreement.

146.    “New Board” means the board of directors of Reorganized WPG, which shall be selected by the Plan Sponsor and shall include the chief executive officer of Reorganized WPG. The identities of the members of the New Board shall be set forth in the Plan Supplement.

147.    “New Common Equity” means the equity interests of Reorganized WPG to be issued on or about the Effective Date, as provided in the Restructuring Steps Memorandum, in accordance with the Plan.

148.    “New Common Equity Beneficial Owner” means each beneficial owner that owns or comes to own the New Common Equity, in accordance with the Plan, directly or indirectly through DTC or its nominee.

149.    “New Governance Documents” means any document that may be included with the Plan Supplement with respect to the governance of any of the reorganized Company Parties following the consummation of the Restructuring Transactions, and any certificates of formation, charters, certificates or articles of incorporation, bylaws, operating agreements, limited liability company agreements or other applicable organizational documents or charter documents and other shareholder documents (including the New LLC Agreement), in each case, on the terms set forth in the New Governance Term Sheet and otherwise in accordance with the Restructuring Support Agreement.

150.    “New Governance Term Sheet” means that certain corporate governance term sheet setting forth the terms of the New Governance Documents as contemplated by the Restructuring Term Sheet, to be included in the Plan Supplement, and any modification, supplement, or amendment thereto in accordance with the terms hereof and thereof.

151.    “New LLC Agreement” means a limited liability company agreement to become effective on or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum, by and among and binding on Reorganized WPG, Strategic Value Partners, LLC, or one of its affiliates, as designated by the Plan Sponsor, and all recipients of New Common Equity (including each New Common Equity Beneficial Owner) in connection with the Plan, which shall be consistent in all material respects with the New Governance Term Sheet.

152.    “New Revolving Exit Facility” means the revolving credit facility in an aggregate maximum availability not to exceed $50,000,000, less the initial outstanding amount of any incremental term loans, to be issued, if necessary, pursuant to the Plan, and the New Revolving Exit Facility Term Sheet, and on such other terms and conditions consistent in all material respects with the Restructuring Support Agreement and the New Revolving Exit Facility Term Sheet.

153.    “New Revolving Exit Facility Documents” means the documents governing the New Revolving Exit Facility and any other guarantee, security agreement, deed of trust, mortgage, and relevant documentation with respect to the New Revolving Exit Facility, which shall be consistent in all material respects with the Plan, the Restructuring Support Agreement, and the New Revolving Exit Facility Term Sheet.

154.    “New Revolving Exit Facility Term Sheet” means the term sheet setting forth the material terms for the New Revolving Exit Facility, if necessary, which shall be included in the Plan Supplement, and any modifications, supplements or amendments thereto in accordance with the terms hereof and thereof.

155.     “New Term Loan Exit Facility” means the term loan credit facility with a principal amount equal to the New Term Loan Exit Facility Principal Amount, with the terms set forth in the New Term Loan Exit Facility Term Sheet and otherwise consistent in all material respects with the Restructuring Support Agreement.

156.    “New Term Loan Exit Facility Principal Amount” means $1,212,000,000 plus the Elective Exit Loan Amount.

157.    “New Term Loan Exit Facility Term Sheet” means the term sheet setting forth the material terms for the New Term Loan Exit Facility, attached as Exhibit D to the Restructuring Support Agreement, and any modifications, supplements or amendments thereto in accordance with the terms hereof and thereof.

158.    “OEC” means the Official Committee of Equity Security Holders appointed by the U.S. Trustee in the Chapter 11 Cases, pursuant to section 1102(a) of the Bankruptcy Code, as it may be reconstituted from time to time [Docket Nos. 361, 829].

159.    “OEC Member Fees” means up to $100,000 of reasonable and documented fees and expenses of the members of the OEC in the aggregate, including reasonable and documented fees and expenses of professionals retained on behalf of the members of the OEC.

160.    “OEC Settlement” means that certain settlement in principal between the Debtors, the Plan Sponsor, and the OEC reached on or about August 19, 2021.

161.    “Other Priority Claim” means any Claim against a Debtor, other than an Administrative Claim, Professional Fee Claim, or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

162.    “Other Secured Claim” means any Secured Claim against a Debtor, other than: (a) a DIP Claim, (b) a Secured Tax Claim, (c) a Weberstown Term Loan Facility Claim, or (d) a Revolving and Term Loan Facilities Claim.

163.    “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

164.    “Petition Date” means June 13, 2021.

165.    “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with this Plan.

166.    “Plan Sponsor” means Strategic Value Partners, LLC, and its affiliated funds, in their capacity as holders of 2015 Credit Facility Claims, 2018 Credit Facility Claims, Weberstown Facility Claims, and Unsecured Notes Claims.

167.    “Plan Supplement” means the compilation of documents and forms and/or term sheets of documents, agreements, schedules, and exhibits to the Plan that will be Filed by the Debtors with the Bankruptcy Court prior to the Confirmation Hearing, and any amendments to the Plan Supplement Filed prior to the Effective Date including the following, as applicable: (a) the New Governance Documents (including the New LLC Agreement); (b) to the extent known, the members of the New Board; (c) the Assumed Executory Contracts and Unexpired Lease Schedule; (d) the Rejected Executory Contracts and Unexpired Lease Schedule; (e) the Schedule of Retained Causes of Action; (f) the Exit Facility Documents; and (g) the Restructuring Steps Memorandum. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement through the Effective Date as set forth in this Plan and in accordance with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein).

168.    “Preferred Equity Cash Pool” means the aggregate amount of Cash to be distributed to Holders of Allowed Existing Preferred Equity Interests who do not affirmatively elect to participate in the Preferred Equity Option, which amount shall be $37,000,000. For the avoidance of doubt, elections of New Common Equity by Eligible Election Participants shall ratably reduce the distributions of the Preferred Equity Cash Pool by the Pro Rata percentage of Existing Preferred Equity Interests electing and actually receiving New Common Equity pursuant to the Preferred Equity Option.

169.    “Preferred Equity Equity Pool” means 6.0625% of New Common Equity; provided that the Preferred Equity Equity Pool, shall be subject to dilution on account of the Management Incentive Plan and New Common Equity issued in the Equity Rights Offering (and on account of the Backstop Equity Premium) for the portion of the Equity Rights Offering Amount that is in excess of $260,000,000.

170.    “Preferred Equity Option” means the right of each Eligible Election Participant in Class 10 to irrevocably elect, pursuant to the Equity Option Procedures, to receive such Holder’s Pro Rata share of the Preferred Equity Equity Pool, in lieu of the Pro Rata share of the Preferred Equity Cash Pool that such Holder may otherwise receive as set forth in, and subject to the terms of Article IV.C.4 hereof and the Equity Option Form for Class 10.

171.    “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

172.    “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

173.    “Professional” means an Entity: (a) retained in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

174.    “Professional Fee Claims” means all Claims for accrued, contingent, and/or unpaid fees and expenses (including transaction and success fees) incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Confirmation Date that the Bankruptcy Court has not denied by Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

175.    “Professional Fee Escrow Account” means an escrow account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount.

176.    “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services in connection with the Chapter 11 Cases prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.C of the Plan.

177.    “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases by the applicable claims bar date.

178.    “Proof of Interest” means a proof of Interest filed in any of the Debtors in the Chapter 11 Cases.

179.    “Property-Level Mortgage Guarantee Claims” means any Claim against a Debtor arising from or based upon a prepetition guarantee by any Debtor, including WPG LP (or a subsidiary thereof) of a Secured Property-Level Mortgage.

180.    “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

181.    “Rejected Executory Contract and Unexpired Lease List” means the list as determined by the Debtors or the Reorganized Debtors, as applicable, of certain Executory Contracts and Unexpired Leases to be rejected by the Reorganized Debtors pursuant to the Plan, which list, as may be amended from time to time, shall be included in the Plan Supplement.

182.    “Related Party” means, each of, and in each case in its capacity as such, current and former directors, managers, officers, investment committee members, special or other committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or special committee member or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

183.    “Released Parties” means collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the Company Parties; (d) each of the Consenting Stakeholders; (e) the 2015 Lenders; (f) the 2018 Lenders; (g) the Weberstown Lenders; (h) the Unsecured Noteholders; (i) the Ad Hoc Lender Group, and each member thereof; (j) the Plan Sponsor; (k) the DIP Lenders;
(l) the DIP Agent; (m) the Exit Facility Lenders (n) each of the Agents/Trustees, in their respective capacities as such; (o) each Backstop Party; (p) each Equity Rights Offering Participant; (q) each current and former Affiliate of each Entity in clause (a) through the following clause (r); and (r) with respect to each of the foregoing Entities in clauses (a) through this clause (r), each Related Party of each Entity; provided that in each case, an Entity shall not be a Released Party if it: (1) elects to opt out of the releases contained in the Plan; or (2) timely files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before Confirmation.

184.    “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the Company Parties; (d) each of the Consenting Stakeholders; (e) the 2015 Lenders; (f) the 2018 Lenders; (g) the Weberstown Lenders; (h) the Unsecured Noteholders; (i) the Ad Hoc Lender Group, and each member thereof; (j) the Plan Sponsor; (k) the DIP Lenders;
(l) the DIP Agent; (m) the Exit Facility Lenders (n) each of the Agents/Trustees; (o) each Backstop Party; (p) each Equity Rights Offering Participant; (q) each Holder of a Claim; (r) each Holder of an Interest; (s) each current and former Affiliate of each Entity in clause (a) through the following clause (t); and (t) each Related Party of each Entity in clause (a) through this clause (t); provided that an Entity shall not be a Releasing Party if, in the cases of clauses (q) through (t) and each current and former Affiliates thereof, if such Entity: (1) elects to opt out of the releases contained in the Plan; or (2) timely files with the Bankruptcy Court, on the docket of the Chapter 11 Cases, an objection to the releases contained in the Plan that is not resolved before Confirmation.

185.    “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

186.    “Reorganized WPG” means WPG Inc., or any successor thereto or assign thereof, whether by merger, consolidation, reorganization, or otherwise, or such other entity as may be designated as such, and which directly or indirectly holds all or a portion of the direct and indirect assets and properties of WPG Inc. or WPG LP, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

187.    “Restructuring Expenses” means the reasonable and documented fees and expenses of (a) the Plan Sponsor, including the reasonable and documented fees and expenses of Davis Polk & Wardwell LLP, Evercore Group L.L.C., Agora Advisors, Inc., and Raider Hill Advisors L.L.C., (b) the Ad Hoc Lender Group, including the reasonable and documented fees and expenses of Wachtell, Lipton, Rosen & Katz and PJT Partners LP, and, in each case, local counsel, (c) Mayer Brown LLP, as counsel to each Agent of the DIP Facility, the 2015 Credit Facility, the 2018 Credit Facility, the Weberstown Term Loan Facility, and the Exit Facilities, and (d) counsel to the Ad Hoc Group of Individual Preferred Shareholders and the members thereof; provided that with respect to the foregoing (d), in an aggregate amount not to exceed $220,000.

188.    “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be included in the Plan Supplement.

189.    “Restructuring Support Agreement” means that certain restructuring support agreement, including all exhibits thereto, dated as of June 11, 2021 (as may be further amended, supplemented or modified pursuant to the terms thereof), by and among the Company Parties and the Consenting Stakeholders.

190.    “Restructuring Term Sheet” means the term sheet setting forth the material terms of the Restructuring Transactions, attached to the Restructuring Support Agreement as Exhibit B.

191.    “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

192.    “Revolving and Term Loan Credit Agreements” means, collectively, the 2015 Credit Agreement and 2018 Credit Agreement.

193.    “Revolving and Term Loan Facilities Cash Pool” means Cash in an amount equal to $150,000,000, plus Cash in an amount equal to any accrued and unpaid (i) adequate protection payments (including in respect of prepetition and postpetition interest at the non-default base rate) with respect to the Revolving and Term Loan Facilities Claims, and (ii) Allowed prepetition and postpetition Claims for default rate interest on the Revolving and Term Loan Facilities Claims that are not capitalized in the New Term Loan Exit Facility as part of the Elective Exit Loan Amount.

194.    “Revolving and Term Loan Facilities Claims” means, collectively, the (a) 2015 Credit Facility Claims and (b) 2018 Credit Facility Claims.

195.    “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time to be included in the Plan Supplement.

196.    “Schedules” means the schedules of assets and liabilities, Schedule of Retained Causes of Action, schedules of Executory Contracts or Unexpired Leases, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.

197.    “SEC” means the Securities and Exchange Commission.

198.    “Section 510(b) Claim” means any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a Security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a Security; or (c) for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim.

199.    “Secured” means when referring to a Claim: (a) secured by a lien on property in which any of the Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim. Except as otherwise specified in the Plan, any Final Order, or as otherwise agreed by the Debtors, and except for any Claim that is Secured by property of a value in excess of the principal amount of such Claim (as determined by Final Order of the Bankruptcy Court), the amount of an Allowed Secured Claim shall not include interest or fees on such Claim accruing from and after the Petition Date.

200.    “Secured Property-Level Mortgage” means, to the extent applicable, any project‑level secured indebtedness of the Debtors as memorialized in an applicable loan agreement, guarantee, mortgage, deed of trust, assignment of rents, lien, or other security and related documents (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with such secured property-level debt, as may be amended, restated, supplemented or otherwise modified from time to time.

201.    “Secured Tax Claim” means any Secured Claim that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

202.    “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

203.    “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

204.    “Series H Preferred Stock” means 4,000,000 shares of 7.5% Series H Cumulative Redeemable Preferred Stock with a par value $0.001 per share.

205.    “Series I Preferred Stock” means 3,800,000 shares of 6.875% Series I Cumulative Redeemable Preferred Stock with a par value $0.001 per share.

206.    “Series I-1 Preferred Stock” means 130,592 shares of 7.3% Series I-1 Cumulative Redeemable Preferred Stock issued by WPG LP.

207.    “Set‑Up Equity Value” means, solely for the purpose of the Equity Rights Offering, $800,000,000, which is intended only as a contractual term for the limited purpose of determining the price of the Equity Rights and Backstop, and is not intended to be used as a valuation.

208.    “Solicitation Agent” means Prime Clerk, LLC, the notice, claims, and solicitation agent retained by the Debtors for the Chapter 11 Cases.

209.    “Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots.

210.    “Supplemental Disclosure Statement Order” means the order of the Bankruptcy Court conditionally approving, among other things, the Supplemental Solicitation Packages and the Continued Solicitation Procedures for the Plan.

211.    “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not, imposed on the Debtors or Reorganized Debtors, as applicable, resulting from the Restructuring Transactions.

212.    “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.E of the Plan.

213.    “Total Backstop Commitment” means $325,000,000, which is the maximum aggregate Equity Rights Offering Amount that the Backstop Parties are required to Backstop pursuant to the Backstop Commitment Agreement.

214.    “Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

215.    “Transfer Agreement” means an executed form of the transfer agreement, attached as Exhibit H to the Restructuring Support Agreement, providing among other things, that a transferee is bound by the terms of the Restructuring Support Agreement.

216.    “Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the Unsecured Notes, which for the avoidance of doubt, includes the Unsecured Notes Trustee and any successor thereto.

217.    “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

218.    “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or an Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or the Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) timely taken any other action necessary to facilitate such distribution; provided that, New Common Equity will be deemed unclaimed if the potential recipient and/or recipient’s broker (as applicable) fails to provide the necessary brokerage information and/or collaborate with the Debtors, the Debtors’ agents, or the transfer agent in the delivery of such New Common Equity.

219.    “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

220.    “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

221.    “Unsecured Noteholder Rights” means the non-certificated rights that will enable the holders thereof to purchase their Pro Rata share of 50% of the shares of New Common Equity, that are offered pursuant to the Equity Rights Offering Documents at the Equity Rights Offering Value.

222.     “Unsecured Noteholders” means the holders of Unsecured Notes Claims, each solely in their capacity as such.

223.     “Unsecured Notes” means those certain 5.95% Unsecured Notes due 2024, pursuant to the Unsecured Notes Indenture

224.    “Unsecured Notes Claims” means any Claim arising under, derived from, secured by, based on, or related to the Unsecured Notes or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof; provided that Unsecured Notes Claims shall not include the Unsecured Notes Trustee Fees.

225.    “Unsecured Notes Indenture” means that certain Indenture dated as of March 24, 2015, as supplemented on March 24, 2015 and August 4, 2017, by and among WPG LP, as issuer, and the Unsecured Notes Trustee.

226.    “Unsecured Notes Trustee” means Wilmington Savings Fund Society, FSB (as successor to U.S. Bank Nation Association), as trustee under the Unsecured Notes Indenture, and any successor indenture trustee that may be appointed from time to time under the Unsecured Notes Indenture.

227.    “Unsecured Notes Trustee Fees” means any fees, expenses (including, but not limited to, the reasonable and documented fees and expenses of the Unsecured Notes Trustee’s counsel and agents), or indemnity rights of the Unsecured Notes Trustee owing under the terms of the Unsecured Notes Indenture.

228.    “Voting Deadline” means the date and time by which the Solicitation Agent must actually receive the ballots, as set forth on the Solicitation Materials.

229.    “Weberstown Cash Pool” means Cash in an amount equal to $40,000,000, plus Cash in an amount equal to any accrued and unpaid (i) adequate protection payments (including in respect of prepetition and postpetition interest at the non-default base rate) with respect to the Weberstown Term Loan Facility, and (ii) Allowed prepetition and postpetition Claims for default rate interest on the Weberstown Term Loan Facility Claims that are not capitalized in the New Term Loan Exit Facility as part of the Elective Exit Loan Amount.

230.    “Weberstown Lenders” means, collectively, the lenders under the Weberstown Term Loan Facility, each solely in their capacity as such.

231.    “Weberstown Term Loan Agreement” means that certain senior secured term loan facility under that certain Senior Secured Term Loan Agreement, dated as of June 8, 2016 (as amended, supplemented, or otherwise modified on or prior to the date hereof, including by that certain First Amendment and Waiver to Senior Secured Term Loan Agreement, dated December 23, 2016, that certain Second Amendment and Waiver to Senior Secured Term Loan Agreement, dated April 10, 2018, and that certain Third Amendment to Senior Secured Term Loan Agreement, dated August 13, 2020) by and between WTM Stockton, LLC and WPG LP as borrowers, GLAS USA LLC (as successor to Huntington National Bank), as collateral and administrative agent, and the lenders party thereto.

232.    “Weberstown Term Loan Agreement Amendment” means the August 13, 2020 amendment to the Weberstown Term Loan Agreement by WPG LP and WTM Stockton, LLC and the Weberstown Lenders to, among other things, modify and waive the Debtors’ compliance with certain debt covenants.

233.    “Weberstown Term Loan Facility” means the credit facility under the Weberstown Term Loan Agreement.

234.    “Weberstown Term Loan Facility Claim” means any Claim arising under, derived from, secured by, based on, or related to the Weberstown Term Loan Facility or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

235.    “WPG Inc.” means Washington Prime Group Inc., an Indiana corporation.

236.    “WPG LP” means Washington Prime Group, L.P., an Indiana limited partnership.

B.	Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) except as otherwise provided in the Plan, any reference herein to an existing document, schedule or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the Plan or the Confirmation Order, as applicable; (3) unless otherwise specified herein, all references herein to “Articles” are references to Articles of the Plan; (4) unless otherwise stated herein, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (5) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (6) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (7) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Plan; (8) any capitalized term used herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (9) any docket number references in the Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (10) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (12) references to “corporate action”, “corporate structure” and other references to “corporate”, and “corporation” will, except as the context may otherwise require, be deemed to include other forms of entities as well; (13) any effectuating provisions may be interpreted by the Debtors, or after the Effective Date, the Reorganized Debtors in their sole discretion in a manner consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, without waiver of the rights of any Entity; (14) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; (15) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; and (16) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control).

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Documents

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan Supplement shall control. In the event of any inconsistency between any of the Plan, Plan Supplement, or the Disclosure Statement on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control.

H.	Consent Rights

Notwithstanding anything herein to the contrary, any and all consent or consultation rights of the parties to the Restructuring Support Agreement, as such rights are set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, the Definitive Documents, the Plan Supplement, all exhibits to the Plan and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents and to the Restructuring Support Agreement, and any consents, waivers, or other deviations under or from any such documents and the Restructuring Support Agreement, shall be incorporated herein by this reference (including to the applicable definitions in Article I, Section A hereof) and be fully enforceable as if stated in full herein.

ARTICLE II.
    ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	DIP Claims

All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to (i) the principal amount outstanding under the DIP Facility on such date, (ii) all interest accrued and unpaid thereon to the date of payment, (iii) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the DIP Credit Agreement and the DIP Order, and (iv) all other DIP Obligations as provided for in the DIP Credit Agreement. Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each such Allowed DIP Claim shall receive on or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum, payment in full in Cash of such Holder’s Allowed DIP Claim other than contingent DIP Obligations, which shall survive the Effective Date and shall be paid in full in Cash when they become due and payable under the DIP Documents. All reasonable and documented unpaid fees and expenses of the DIP Agent and the DIP Lenders, to the extent payable pursuant to the DIP Documents, including reasonable and documented fees, expenses, and costs of the DIP Agent’s advisors, shall be paid in Cash on or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum. Without limiting the foregoing, the Reorganized Debtors shall pay all post-Effective Date expenses incurred by the DIP Agent related to the implementation, consummation, and defense of the Plan, whether incurred on or after the Effective Date.

B.	Administrative Claims

Unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, as applicable, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than ninety days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Except as otherwise provided in this Article II.A of the Plan, and except with respect to Administrative Claims that are DIP Claims, Professional Fee Claims, or Cure Claims, requests for payment of Administrative Claims must be Filed with the Bankruptcy Court and served on the Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order of the Bankruptcy Court.

C.	Professional Fee Claims

1.	Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2.	Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account.

The funding of the Professional Fee Escrow Account in the Professional Fee Escrow Amount for Allowed Professional Fee Claims shall be funded from the Cash on hand prior to the Effective Date.

3.	Professional Fee Escrow Amount

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Confirmation Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five calendar days before the anticipated Effective Date; provided, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors shall estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account, provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4.	Post Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable, and the OEC. After the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors and Reorganized Debtors, as applicable, shall pay, within ten (10) Business Days after submission of a detailed invoice to the Debtors or Reorganized Debtors, as applicable, such reasonable claims for compensation or reimbursement of expenses incurred by the retained Professionals of the Debtors or the Reorganized Debtors, as applicable, and the OEC. If the Debtors or Reorganized Debtors, as applicable, dispute the reasonableness of any such invoice, the Debtors or Reorganized Debtors, as applicable, or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved.

D.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will, at the option of the applicable Debtor or Reorganized Debtor, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) receive Cash equal to the amount of such Allowed Priority Tax Claim on or about the Effective Date, as provided in the Restructuring Steps Memorandum, or (ii) otherwise be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E.	Statutory Fees

The Debtors and the Reorganized Debtors, as applicable, shall file monthly operating reports and pay all United States Trustee quarterly fees under 28 U.S.C. § 1930(a)(6), plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ or Reorganized Debtors’ business (or such amount agreed to with the United States Trustee or ordered by the Bankruptcy Court), for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee.

ARTICLE III.
    CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

This Plan constitutes a single Plan for all of the Debtors. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims or Interests shall be treated as set forth in Article III.D hereof.

The following represents a summary of the classification of Claims and Interests for each Debtor pursuant to the Plan:

1.	Class Identification for Claims or Interests

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against, and Interests in, the Debtors pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
3	[Reserved]
4A	Revolving and Term Loan Facilities Claims	Impaired	Entitled to Vote
4B	Weberstown Term Loan Facility Claims	Impaired	Entitled to Vote
5	Unsecured Notes Claims	Impaired	Entitled to Vote
6	Property-Level Mortgage Guarantee Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
7	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
8	Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)
9	Intercompany Interests	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)
10	Existing Preferred Equity Interests	Impaired	Entitled to Vote
11	Existing Common Equity Interests	Impaired	Entitled to Vote
12	510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Classes of Claims and Interests

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on or about the Effective Date, as provided in the Restructuring Steps Memorandum, or as soon as reasonably practicable thereafter.

1.	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing such Allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment acceptable to the Plan Sponsor rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)	payment in full in Cash;

(ii)	Reinstatement of its Allowed Other Priority Claim; or

(iii)	such other treatment acceptable to the Plan Sponsor rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 — Reserved

4.	Class 4A — Revolving and Term Loan Facilities Claims

(a)	Classification: Class 4A consists of any Revolving and Term Loan Facilities Claims.

(b)

Allowance: On the Effective Date, the Revolving and Term Loan Facilities Claims shall be Allowed in the aggregate principal amount of $1,337,000,000, plus accrued and unpaid interest on such principal amount through the Effective Date, as follows: prepetition interest accrued at the respective default base rates provided for in the 2015 Credit Agreement and 2018 Credit Agreement, plus (i) postpetition interest accrued at the respective non‑default base rates provided for in the 2015 Credit Agreement and 2018 Credit Agreement for the period from the Petition Date through and including the date that is 90 calendar days following the Petition Date, and (ii) postpetition interest accrued at the applicable default base rate thereafter (and, in each case, additional default interest to the extent otherwise provided in the Restructuring Support Agreement).

(c)

Treatment: Except to the extent that a Holder of an Allowed Revolving and Term Loan Facilities Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Revolving and Term Loan Facilities Claim, each Holder of an Allowed Revolving and Term Loan Facilities Claim shall receive, on or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum its Pro Rata share of (i) $1,187,000,000, plus the Elective Exit Loan Amount attributable to the Revolving and Term Loan Facilities Claims, if any, in principal amount of loans under the New Term Loan Exit Facility, and (ii) the Revolving and Term Loan Facilities Cash Pool.

(d)	Voting: Class 4A is Impaired under the Plan. Holders of Allowed Revolving and Term Loan Facilities Claims are entitled to vote to accept or reject the Plan.

5.	Class 4B — Weberstown Term Loan Facility Claims

(a)	Classification: Class 4B consists of any Weberstown Term Loan Facility Claims.

(b)

Allowance: On the Effective Date, the Weberstown Term Loan Facility Claims shall be Allowed in the aggregate principal amount of $65,000,000, plus accrued and unpaid interest on such principal amount through the Effective Date, as follows: prepetition interest accrued at the default base rate provided for in the Weberstown Term Loan Agreement, plus (i) postpetition interest accrued at the non‑default base rates provided for in the Weberstown Term Loan Credit Agreement for the period from the Petition Date through and including the date that is 90 calendar days following the Petition Date, and (ii) postpetition interest accrued at the default base rate provided for in the Weberstown Term Loan Agreement thereafter (and, in each case, additional default interest to the extent otherwise provided in the Restructuring Support Agreement).

(c)

Treatment: Except to the extent that a Holder of an Allowed Weberstown Term Loan Facility Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Weberstown Term Loan Facility Claim, each Holder of an Allowed Weberstown Term Loan Facility Claim shall receive, on or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum, its Pro Rata share of (i) of $25,000,000 plus the Elective Exit Loan Amount attributable to the Weberstown Term Loan Facility Claims, if any, in principal amount of loans under the New Term Loan Exit Facility, and (ii) the Weberstown Cash Pool.

(d)	Voting: Class 4B is Impaired under the Plan. Holders of Allowed Weberstown Term Loan Facility Claims are entitled to vote to accept or reject the Plan.

6.	Class 5 — Unsecured Notes Claims

(a)	Classification: Class 5 consists of any Unsecured Notes Claims.

(b)

Allowance: On the Effective Date, the Unsecured Notes Claims shall be Allowed in the aggregate principal amount of $720,900,000, plus accrued and unpaid interest on such principal amount through the Effective Date.

(c)

Treatment: Except to the extent that a Holder of an Allowed Unsecured Notes Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Unsecured Notes Claim, each Holder of an Allowed Unsecured Notes Claim shall receive on or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum, its Pro Rata share of (i) 100% of the New Common Equity, less any New Common Equity distributed to Holders of Existing Equity Interests pursuant to the Equity Option, and subject to dilution on account of the Management Incentive Plan, the Backstop Equity Premium, and the Equity Rights Offering, and (ii) the Unsecured Noteholder Rights.

(d)	Voting: Class 5 is Impaired under the Plan. Holders of Allowed Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

7.	Class 6 — Property-Level Mortgage Guarantee Claims

(a)	Classification: Class 6 consists of any Property-Level Mortgage Guarantee Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Property-Level Mortgage Guarantee Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Property-Level Mortgage Guarantee Claim, each such Holder shall receive, at the option of the applicable Debtor(s):

(i)	Reinstatement; or

(ii)	such other treatment reasonably acceptable to the Plan Sponsor rendering such Property-Level Mortgage Guarantee Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 6 is Unimpaired under the Plan. Holders of Allowed Property-Level Mortgage Guarantee Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Property-Level Mortgage Guarantee Claims are not entitled to vote to accept or reject the Plan.

8.	Class 7 — General Unsecured Claims

(a)	Classification: Class 7 consists of any General Unsecured Claims.

(b)

Treatment: On or as promptly as practicable after the Effective Date, as provided in the Restructuring Steps Memorandum, each holder of an Allowed General Unsecured Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash;

(ii)	Reinstatement; or

(iii)	such other treatment reasonably acceptable to the Plan Sponsor rendering such General Unsecured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 7 is Unimpaired under the Plan. Holders of General Unsecured Claims are conclusively deemed to have accepted the Plan.

9.	Class 8 — Intercompany Claims

(a)	Classification: Class 8 consists of all Intercompany Claims.

(b)

Treatment: Except to the extent otherwise provided in the Restructuring Steps Memorandum, on or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum, Intercompany Claims shall, at the option of the Debtors, and with the reasonable consent of the Plan Sponsor, either be:

(i)	Reinstated; or

(ii)	discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

(c)

Voting: Class 8 is either Unimpaired under the Plan or Impaired under the Plan. Holders of Allowed Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

10.	Class 9 — Intercompany Interests

(a)	Classification: Class 9 consists of all Intercompany Interests.

(b)

Treatment: Except to the extent otherwise provided in the Restructuring Steps Memorandum, and subject to the Restructuring Support Agreement, on or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum, Intercompany Interests shall, at the option of the Debtors, and with the reasonable consent of the Plan Sponsor and the reasonable consent of the Required Consenting Ad Hoc Lenders with respect to any cancellations, releases, and extinguishments (x) of Intercompany Interests in any Debtor that will be a borrower or guarantor under the New Term Loan Exit Facility or (y) that are materially adverse to the Ad Hoc Lender Group in their capacities as lenders under the New Term Loan Exit Facility, either be:

(i)	Reinstated; or

(ii)	discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

(c)

Voting: Class 9 is either Unimpaired under the Plan or Impaired under the Plan. Holders of Allowed Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

11.	Class 10 — Existing Preferred Equity Interests

(a)	Classification: Class 10 consists of any Existing Preferred Equity Interests.

(b)

Treatment: On the Plan Effective Date or as soon as reasonably practicable thereafter, the Series I-1 Preferred Stock shall be considered redeemed for the Series I Preferred Stock of WPG Inc. (or its successor) and receive the treatment of the Existing Preferred Equity Interests, and except to the extent that a Holder of an Allowed Existing Preferred Equity Interest agrees to less favorable treatment of its Allowed Interest, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Existing Preferred Equity Interest each Holder of an Allowed Existing Preferred Equity Interest shall receive such Holder’s Pro Rata share of the (i) Preferred Equity Cash Pool, or (ii) if such Holder is an Eligible Election Participant, and such Holder elects the Preferred Equity Option, such Holder’s Pro Rata share of the Preferred Equity Equity Pool in lieu of the distribution in the preceding clause (i).

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Allowed Existing Preferred Equity Interests are entitled to vote to accept or reject the Plan.

12.	Class 11 — Existing Common Equity Interests

(a)	Classification: Class 11 consists of any Existing Common Equity Interests.

(b)

Treatment: On the Plan Effective Date, the Existing Common Equity Units (which for the avoidance of doubt, other than any such Existing Common Equity Units owned at such time, directly or indirectly, by WPG Inc.) shall be considered redeemed for the common equity of WPG Inc. (or its successor) and receive the treatment of Existing Common Equity Interest, and except to the extent that a Holder of an Allowed Existing Equity Interest agrees to less favorable treatment of its Allowed Interest, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Existing Common Equity Interest each Holder of an Allowed Existing Common Equity Interest shall receive such Holder’s Pro Rata share of (i) the Common Equity Cash Pool, or (ii) if such Holder is an Eligible Election Participant, and such Holder elects the Common Equity Option, such Holder’s Pro Rata share of (A) the Common Equity Equity Pool in lieu of the distribution from the Common Equity Cash Pool in the preceding clause (i), and (B) the Existing Common Equity Interest Rights.

(c)	Voting: Class 11 is Impaired under the Plan. Holders of Allowed Existing Common Equity Interests are entitled to vote to accept or reject the Plan.

13.	Class 12 — Section 510(b) Claims

(a)	Classification: Class 12 consists of all Section 510(b) Claims.

(b)

Treatment: Section 510(b) Claims will be cancelled, released, discharged, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.

(c)

Voting: Class 12 is Impaired under the Plan. Holders of Allowed Section 510(b) Claims in Class 12, if any, are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Section 510(b) Claims in Class 12 are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim. Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Plan.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Deemed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests, but for the purposes of administrative convenience and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to provide management services to certain other Debtors and Reorganized Debtors and to use certain funds and assets as set forth in the Plan to make certain distributions and satisfy certain obligations as set forth in the Plan of certain other Debtors and Reorganized Debtors to the Holders of certain Allowed Claims and Allowed Interests. For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

H.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to alter, amend, or modify the Plan, or any document in the Plan Supplement in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE IV.
    MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good‑faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan.

Specifically, the settlements and compromises pursuant to and in connection with the Plan, including the OEC Settlement, are substantively fair based on the following factors: (i) the balance between the litigation’s possibility of success and the settlement’s future benefits; (ii) the likelihood of complex and protracted litigation; (iii) the proportion of creditors and parties in interest that support the settlement; (iv) the competency of counsel reviewing the settlement; and (v) the extent to which the settlement is the product of arm’s-length bargaining.

The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions

On or before the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall take all actions set forth in the Restructuring Steps Memorandum (as agreed and in accordance with the Restructuring Support Agreement and subject to the applicable consent and approval rights thereunder) and may take any action as may be necessary or appropriate to effectuate the Equitization Restructuring, and any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan and the Restructuring Support Agreement, which transactions may include, in each case if and as agreed in accordance with the Restructuring Support Agreement and subject to the applicable consent and approval rights thereunder, as applicable: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable parties may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other certificates or documentation pursuant to applicable law; (4) the execution and delivery of the Exit Facility Documents, and any filing related thereto; (5) pursuant to the Equity Rights Offering Procedures and the Backstop Commitment Agreement, the implementation of the Equity Rights Offering, the distribution of the Equity Rights to the Equity Rights Offering Participants, and the issuance of New Common Equity in connection therewith; (6) the issuance of the New Common Equity; (7) the execution and delivery of the New Governance Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (8) the entry into consents from lenders under Secured Property-Level Mortgages and non-Debtors, as necessary to effectuate the steps detailed in the Restructuring Steps Memorandum; and (9) all other actions that the applicable Reorganized Debtors determine to be necessary or advisable, including making filings or recordings that may be required by applicable law in connection with the Plan. All Holders of Claims and Interests receiving distributions pursuant to the Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as the Debtors determine are necessary or advisable to effectuate the provisions and intent of the Plan.

The Debtors and the Plan Sponsor shall cooperate in good faith to structure the Restructuring Transactions in a tax efficient manner reasonably acceptable to each such party; provided that the Required Consenting Ad Hoc lenders shall have consent rights (such consent not to be unreasonably withheld, conditioned, or delayed) solely to the extent material to the lenders under the New Term Loan Exit Facility.

The Confirmation Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions, including, for the avoidance of doubt, any and all actions required to be taken under applicable nonbankruptcy law.

C.	Sources of Consideration for Plan Distributions

The Debtors shall fund distributions under the Plan with (1) the issuance of the New Common Equity; (2) the proceeds of the Equity Rights Offering; (3) the issuance of or borrowings under the New Term Loan Exit Facility and the New Revolving Exit Facility; and (4) Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

Prior to the Effective Date, the Debtors may seek to obtain, and, on the Effective Date may, with the consent of the Plan Sponsor, enter into an Alternative Exit Facility in an amount sufficient to satisfy in full, in Cash, all Allowed Revolving and Term Loan Facilities Claims and all Allowed Weberstown Term Loan Facility Claims (in each case, including Claims for postpetition interest at the applicable default rates), rather than enter into the New Term Loan Exit Facility, and, if necessary, the New Revolving Exit Facility, in an aggregate principal amount not to exceed $50,000,000, in each case, on terms and conditions consistent with the Restructuring Support Agreement.

Notwithstanding the foregoing, to the extent that the Debtors have either (i) not obtained a binding commitment for an Alternative Exit Facility, and/or (ii) not irrevocably elected, via written notice to counsel to the Ad Hoc Lender Group and by filing with the Bankruptcy Court, to utilize such Alternative Exit Facility in lieu of the New Term Loan Exit Facility, in each case, prior to the Confirmation Date, then the Debtors shall either (a) issue the New Term Loan Exit Facility in accordance with the Plan or (b) upon the joint election of the Debtors and the Plan Sponsor obtain and utilize an Alternative Exit Facility following the Confirmation Date, and be deemed to issue the New Term Loan Exit Facility in accordance with the Plan and immediately refinance the New Term Loan Exit Facility in accordance with its terms, including in respect of any prepayment premiums.

After the Effective Date, the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

1.	New Common Equity

The Confirmation Order shall authorize the issuance of the New Common Equity in one or more issuances without the need for any further corporate action, and the Debtors or Reorganized Debtors, as applicable, are authorized to take any action necessary or appropriate in furtherance thereof. On or about the Effective Date, as provided in the Restructuring Steps Memorandum, or as soon as reasonably practicable thereafter, applicable Holders of Claims or Interests shall receive shares or units of the New Common Equity in exchange for their Claims or Interests pursuant to Article III.B.

All of the shares or units of New Common Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessed. Each distribution and issuance of the New Common Equity under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

On or about the Effective Date, as provided in the Restructuring Steps Memorandum, Reorganized WPG shall enter into and deliver the New LLC Agreement to each holder of New Common Equity, including each New Common Equity Beneficial Owner, and such holders shall be required to duly execute and deliver the New LLC Agreement to Reorganized WPG prior to such holder’s receipt of New Common Equity (provided that to the extent that delivery to any such holder is not reasonably practicable, filing of the New LLC Agreement on the docket of these Chapter 11 Cases shall be deemed effective delivery), either directly or through DTC.

On or about the Effective Date, as provided in the Restructuring Steps Memorandum, Reorganized WPG and all holders of New Common Equity then outstanding shall be deemed to be parties to the New LLC Agreement, regardless of execution by any such holder, and the New LLC Agreement shall be binding on Reorganized WPG and all parties receiving, and all holders of New Common Equity (including each New Common Equity Beneficial Owner).

The Reorganized Debtors do not intend to obtain a stock exchange listing for the New Common Equity and Reorganized WPG shall not be subject to any reporting requirements promulgated by the SEC. On the Effective Date, unless as otherwise provided for under the New Governance Documents, any holder of New Common Equity, including for the avoidance of doubt, any holders that receive New Common Equity in connection with the Equity Rights Offering (notwithstanding anything to the contrary in the Equity Rights Offering Procedures), (x) that holds or comes to hold less than 0.3% of the total outstanding New Common Equity of Reorganized WPG shall be required to hold such New Common Equity through DTC or (y) that holds or comes to hold greater than or equal to 0.3% of the total outstanding New Common Equity of Reorganized WPG shall be required to hold such New Common Equity through the applicable transfer agent directly on the books and records of Reorganized WPG; provided, however, notwithstanding anything to the contrary herein, the Debtors and the Reorganized Debtors reserve the right to determine in their sole discretion whether such New Common Equity will be issued through the applicable transfer agent on the books and records of Reorganized WPG or through DTC provided, in each case, that such thresholds set forth in the foregoing clauses (x) and (y) shall not be decreased below 0.1%. All holders who will receive New Common Equity of Reorganized WPG, as a condition to receive such New Common Equity, shall (i) be required to provide Reorganized WPG with (A) instructions as to DTC delivery, including the name and DTC participant number of its custodian for shares of New Common Equity and its account name and number of the custodian, (B) instructions for direct registration of such shares through the applicable transfer agent on the books and records of Reorganized WPG, (C) an executed signature page to the New LLC Agreement, and (D) a completed and executed IRS Form W-8 or IRS For W-9, as applicable, and (ii) in the case of holders of Allowed Unsecured Notes Claims, in respect of such Unsecured Notes that are not tendered in the Equity Rights Offering, prior to but in any event within six months of the Effective Date, be required to withdraw such holder’s Unsecured Notes from DTC via its Deposit/Withdrawal At Custodian or ATOP platform or other such method in the Reorganized Debtors’ sole discretion (otherwise, such New Common Equity to which such holder would be entitled to, will be treated as unclaimed property).

2.	Equity Rights Offering

Pursuant to the Equity Rights Offering Procedures, the Reorganized Debtors will offer and sell New Common Equity at an aggregate purchase price equal to the sum of (i) $190,000,000, plus (ii) the amount required to pay DIP Claims in Cash in full, plus (iii) the amount required to fund emergence cash flows, plus (iv) the amount required to fund Cash payments to Allowed Existing Equity Interests, which in the aggregate shall not exceed the Total Backstop Commitment. Equity Rights Offering Participants shall have the right to purchase their allocated shares of New Common Equity at the Equity Rights Offering Value, as set forth in the Backstop Commitment Agreement and the Equity Rights Offering Procedures. Fifty percent (50%) of the Equity Rights Offering Securities shall be reserved for the Backstop Parties pursuant to the Backstop Commitment Agreement (which shall be reduced for the Existing Common Equity Interest Rights, provided that such reduction shall affect only the portion of the Minimum Allocation held by the Plan Sponsor and, for the avoidance of doubt, shall not affect any party that previously received assignment of a portion of the Minimum Allocation from the Plan Sponsor), and the remaining fifty percent (50%) of the Equity Rights Offering Securities shall be made available to each Eligible Holder of Allowed Unsecured Notes Claims (including the Backstop Parties) on a Pro Rata basis based on the value of each such Holder’s Allowed Unsecured Notes Claims. Notwithstanding anything to the contrary herein and for the avoidance of doubt, the Existing Common Equity Interest Rights shall be allocated from the Minimum Allocation to the extent such rights (and any oversubscription rights) are exercised, and shall not diminish the fifty percent (50%) of the Equity Rights Offering Securities made available to each Eligible Holder of Allowed Unsecured Notes Claims (including the Backstop Parties). For the avoidance of doubt, the Backstop Equity Premium, shall not dilute the New Common Equity issued in the Equity Rights Offering.

On July 14, 2021 (the “Subscription Commencement Date”), the Debtors distributed the Equity Rights to the Holders of Unsecured Notes Claims and the Backstop Parties in accordance with the Equity Rights Offering Procedures, and on August 26, 2021 (the “Equity Subscription Commencement Date”), the Debtors shall further distribute the Existing Common Equity Interests Rights to Holders of Existing Common Equity Interests that are Eligible Election Participants in accordance with the Equity Rights Offering Procedures. Each Holder of an Allowed Unsecured Notes Claim or each Eligible Election Participant that has made a valid Common Equity Option election (such Eligible Election Participant, an “Eligible Common Equity Holder”) that is an “accredited investor” (as defined in Rule 501(a) promulgated under the Securities Act) shall be permitted to participate in the Equity Rights Offering in accordance with the Equity Rights Offering Procedures or Common Equity Rights Offering Procedures, as applicable. For the avoidance of doubt, only those Holders of Existing Common Equity Interests that are Eligible Election Participants that make a valid Equity Option election shall be permitted to participate in the Equity Rights Offering in accordance with the Common Equity Rights Offering Procedures.

For the Unsecured Noteholder Rights, the Equity Rights remain attached to the Unsecured Notes, and an Equity Rights Offering Participant’s election to exercise the Equity Rights shall be irrevocable when the Equity Rights Offering Participant (among other things) tenders such Unsecured Notes into DTC’s ATOP platform by August 23, 2021 at 5:00 p.m. (prevailing Eastern Time) (the “Notes Subscription Tender Deadline”) and submits a valid Subscription Form, and remits the corresponding aggregate purchase price by August 24, 2021.

For the Existing Common Equity Interest Rights, the Equity Rights remain attached to the Existing Common Equity Interests, and an Eligible Common Equity Holder’s election to exercise the Equity Rights shall be irrevocable when the Eligible Common Equity Holder (among other things) submits a valid Subscription Form or via DTC’s ATOP platform, as applicable, and remits the corresponding aggregate purchase price by September 17, 2021 at 1:00 p.m. (prevailing Central Time) (the “Equity Subscription Form and Payment Deadline”). In addition, to receive Equity Rights Offering Securities, all Equity Rights Offering Participants must also deliver, by the applicable subscription deadline pursuant to the applicable procedures, (i) certain direct registration information to permit the issuance of Equity Rights Offering Securities through the applicable transfer agent on the books and records of Reorganized WPG and (ii) an executed signature page to the New LLC Agreement (to become a member of Reorganized WPG in respect of such Equity Rights Offering Securities to be subscribed).

Equity Rights that an Equity Rights Offering Participant has validly elected to exercise shall be deemed issued and exercised on or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum. Upon exercise of the Equity Rights by the Equity Rights Offering Participants pursuant to the terms of the Backstop Commitment Agreement and the Equity Rights Offering Procedures, Reorganized WPG shall be authorized to issue the New Common Equity issuable pursuant to such exercise.

In exchange for the Backstop Equity Premium and in accordance with the Backstop Commitment Agreement, the Backstop Parties have committed to severally, and not jointly, fully backstop the Equity Rights Offering. Pursuant to the Backstop Commitment Agreement and the Backstop Commitment Allocations contained therein, the Backstop Parties shall purchase the New Common Equity not subscribed for purchase by the holders of Unsecured Noteholder Rights at the Equity Rights Offering Value as set forth in the Backstop Commitment Agreement and exercise their allotted Backstop Party Rights. As consideration for the Backstop Commitments and the other undertakings of the Backstop Parties in the Backstop Commitment Agreement, the Reorganized Debtors will pay the Backstop Equity Premium to the Backstop Parties on or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum, in the form of shares of New Common Equity at the Equity Rights Offering Value.

Other than as set forth in the next paragraph, all shares of the New Common Equity and the Equity Rights (including any New Common Equity issuable upon the exercise thereof), will be issued in reliance upon Section 1145 of the Bankruptcy Code to the extent permitted under applicable law (the “1145 Securities”).

The shares of New Common Equity and the Equity Rights for which the issuance under Section 1145(a) of the Bankruptcy Code is unavailable, including upon exercise of any Equity Rights, will be issued in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder (the “4(a)(2) Securities”). Notwithstanding anything to the contrary herein, all shares of New Common Equity issued in connection with (i) the exercise of oversubscription rights by a holder of Existing Common Equity Interest Rights and (ii) the exercise of Backstop Party Rights shall be 4(a)(2) Securities. Entry of the Confirmation Order shall constitute Bankruptcy Court approval of the Equity Rights Offering (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized WPG in connection therewith). On or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum, the rights and obligations of the Debtors under the Backstop Commitment Agreement shall vest in the Reorganized Debtors, as applicable.

Each holder of Equity Rights that receive New Common Equity (including any New Common Equity Beneficial Owner) as a result of exercising the relevant Equity Rights shall be required to hold its New Common Equity as set forth in Article IV.C.1 of the Plan.

The Cash proceeds of the Equity Rights Offering shall be used by the Debtors or Reorganized Debtors, as applicable, to (i) pay the DIP Facility Claims, (ii) make distributions pursuant to the Plan, (iii) fund working capital, and (iv) fund general corporate purposes.

3.	New Term Loan Exit Facility and the New Revolving Exit Facility

Prior to the Effective Date, the Debtors shall document and implement the New Term Loan Exit Facility on terms and conditions consistent with the New Term Loan Exit Facility Term Sheet and the Restructuring Support Agreement; provided that the Debtors, subject to the consent of the Plan Sponsor, may instead secure commitments to an Alternative Exit Facility to be implemented pursuant to the terms and conditions set forth in the Restructuring Support Agreement. Additionally, the Debtors may pursue commitments in respect of a New Revolving Exit Facility, the material terms of which, if applicable, shall be set forth in the New Revolving Exit Facility Term Sheet. On or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum, the Reorganized Debtors shall enter into the New Term Loan Exit Facility (or the Alternative Exit Facility), and, if applicable, the New Revolving Exit Facility (the terms of which shall be set forth in the Exit Facility Documents).

Confirmation of the Plan shall be deemed approval of (a) the New Term Loan Exit Facility, the New Revolving Exit Facility, and the Exit Facility Documents, as applicable, and (b) all transactions contemplated thereby, and all actions to be taken and undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the Exit Facility Documents, and such other documents as may be required to effectuate the treatment afforded by the New Term Loan Exit Facility or the New Revolving Exit Facility, as applicable.

Upon entry into the New Loan Exit Facility as provided herein, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents, as applicable, (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (c) shall be deemed automatically perfected, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents, as applicable, and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4.	Equity Option

In lieu of potentially receiving its Pro Rata Share of Cash from the applicable Equity Cash Pool, each Eligible Election Participant shall have the opportunity to irrevocably elect to receive its distribution in New Common Equity (subject to the limitations of the Equity Option) in lieu of such Holder’s Cash distribution. The New Common Equity distributed on account of the applicable Equity Option shall reduce either the Preferred Equity Cash Pool, or Common Equity Cash Pool, as applicable, on a ratable basis, by the Pro Rata percentage of Allowed Existing Equity Interests in the applicable Class electing the applicable Equity Option. Eligible Election Participants in Classes 10 and 11 shall have the opportunity to make such election pursuant to the Equity Option Procedures. In order for such Eligible Election Participant’s election of the Equity Option to be valid, the Eligible Election Participant must either cause its Existing Preferred Equity Interests and/or Existing Common Equity Interests to be tendered into DTC’s ATOP or, if such equity interests are held outside DTC, provide the Solicitation Agent a completed Equity Option Form no later than the Equity Option Election Deadline, or such other date that is after the Confirmation Date as agreed between the Debtors and the Plan Sponsor, if applicable.

Each Holder of Allowed Existing Equity Interests that elects the respective Equity Option shall be required to hold its New Common Equity as set forth in Article IV.C.1 of the Plan.

As soon as reasonably practicable, but in any event, no later than seven (7) Business Days after the Equity Option Election Deadline, as specified in the Equity Option Procedures, or such other, the Debtors shall provide the Plan Sponsor and the OEC with a report showing the aggregate amount of Holders of Existing Equity Interests that elected to participate in the Equity Option.

D.	Management Incentive Plan

On or after the Effective Date, the New Board shall adopt a management incentive plan (the “Management Incentive Plan”). All grants under the Management Incentive Plan shall ratably dilute all New Common Equity issued pursuant to the Plan, including any New Common Equity issued pursuant to the Equity Rights Offering and the Backstop Commitment Agreement.

The Management Incentive Plan will reserve exclusively for participants in the Management Incentive Plan a pool of equity interests of Reorganized WPG (or another entity designated pursuant to the Plan to issue equity interests on the Effective Date) of 8.0% of New Common Equity, on a fully diluted basis (the “MIP Pool”), which may take the form of equity or equity-based awards, including, options, restricted stock units, or other equity instruments, determined on a fully diluted and fully distributed basis. No later than 90 days following the Effective Date, the New Board shall allocate 50% of the MIP Pool for grants, with the remainder of the MIP Pool to be available for future grants to participants in the Management Incentive Plan. The terms of the Management Incentive Plan (including the participants, forms of awards, amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined at the sole discretion of the New Board.

E.	Employee Obligations

Reorganized WPG shall assume all five (5) publicly filed management employment agreements (the “Employment Agreements”) pursuant to the Plan and employ the named executives party thereto in their current positions upon emergence; provided, that (a) consummation of the Plan shall constitute a “Change in Control” under each Employment Agreement; (b) “Good Reason” (or a term of like import) under the Employment Agreements will not be triggered solely as a result of (i) the issuance or acquisition of equity pursuant to the Plan or (ii) the cancellation and treatment of equity and/or equity-based compensation pursuant to the consummated Plan; and (c) the severance multiple under each Employment Agreement shall be increased from a multiple of two (2) to a multiple of three (3) times base salary plus target bonus under each Employment Agreement (the other severance terms shall remain unchanged); provided, further, that the cancellation/treatment of equity and/or equity‑based compensation pursuant to the consummated Plan shall constitute “Good Reason” if the New Board does not allocate 50% of the MIP Pool within 90 days of the effective date of the Plan.

For the avoidance of doubt, it is acknowledged that, (a) any incentive or retention payments provided for under the Employment Agreements for the 2021 calendar year were superseded by the 2021 executive compensation programs, (b) any incentive or retention payments under the Employment Agreements for periods after the 2021 calendar year are not superseded by such 2021 executive compensation programs, and (c) each executive’s target bonus for purposes of the severance calculation (but not the pro rata target bonus for 2021) in the executive’s Employment Agreement is unaffected by such 2021 executive compensation programs.

F.	Exemption from Registration Requirements

All 1145 Securities will be issued in reliance upon section 1145 of the Bankruptcy Code to the extent permitted under applicable law. All 4(a)(2) Securities will be issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, and will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the 1145 Securities shall be exempt from, among other things, the registration and prospectus delivery requirements of section 5 of the Securities Act and any other applicable federal, state, local or other law requiring registration prior to the offering, issuance, distribution, or sale of Securities. Each of the 1145 Securities, (a) will not be “restricted securities” as defined in rule 144(a)(3) under the Securities Act and (b) will be freely tradable and transferable in the United States by each recipient thereof that (i) is an entity that is not an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code, (ii) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (iii) has not been such an “affiliate” within 90 days of the time of the transfer, and (iv) has not acquired such securities from an “affiliate” within one year of the time of transfer. Notwithstanding the foregoing, the 1145 Securities remain subject to compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities and subject to any restrictions in the New Governance Documents. The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

To the extent issuance under section 1145(a) of the Bankruptcy Code is unavailable, such Securities or the 4(a)(2) Securities will be issued without registration under the Securities Act in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act, Regulation D and/or Regulation S, and similar registration exemptions applicable outside of the United States. Any securities issued in reliance on section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S, will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law and subject to any restrictions in the New Governance Documents or regulatory restrictions.

The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

The Debtors recommend that potential recipients of Securities issued under the Plan consult their own counsel concerning their ability to freely trade such Securities in compliance with the federal securities laws and any applicable “Blue Sky” laws. The Debtors make no representation concerning the ability of a person to dispose of such Securities.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the Securities to be issued under the Plan through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the Securities to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

G.	Corporate Existence

Except as otherwise provided in the Plan or the Plan Supplement (including the Restructuring Steps Memorandum), or any agreement, instrument, or other document incorporated thereto, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, the New Governance Documents, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (1) selection of the directors, managers, officers, and New Board for the Reorganized Debtors; (2) approval and adoption of the New Governance Documents; (3) distribution of the New Common Equity, including all shares of New Common Equity issued by the Reorganized Debtors as part of the Backstop Equity Premium and the shares of New Common Equity issued to the Backstop Parties pursuant to the Backstop Commitment Agreement; (4) the issuance and distribution of the Equity Rights and subsequent issuance and distribution of New Common Equity issuable upon exercise of such Equity Rights; (5) the formation of any entities pursuant to and the implementation of the Restructuring Transactions, and performance of all actions and transactions contemplated hereby and thereby, including the Equity Rights Offering; (6) the adoption and filing of the New Governance Documents; (7) the applicable Reorganized Debtors’ entry into, delivery, and performance under the Exit Facility Documents; (8) the rejection, assumption, assumption and assignment, as applicable of Executory Contracts and Unexpired Leases; and (9) all other actions contemplated under the Plan or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions, including those contemplated under the Restructuring Steps Memorandum (whether to occur before, on, or after the Effective Date).

All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Equity, the Equity Rights, the New Governance Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under nonbankruptcy law.

I.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement (including the Restructuring Steps Memorandum), or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the Exit Facility Documents, and Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, as applicable). On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

J.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise specifically provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document entered into in connection with or pursuant to the Plan or the Restructuring Transactions, all notes, bonds, indentures, certificates, securities, purchase rights, options, warrants, collateral agreements, subordination agreements, intercreditor agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of the Debtors giving rise to any rights or obligations relating to Claims against the Debtors (except with respect to any Claim that is Reinstated pursuant to the Plan) shall be contributed and set off consistent with the Restructuring Steps Memorandum, and upon such contribution and set-off, shall be deemed cancelled and surrendered, and the obligations of the Debtors or the Reorganized Debtors, as applicable, and any non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged; provided that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in the Plan or Confirmation Order, Confirmation, or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim shall continue in effect solely for purposes of: (1) allowing Holders to receive distributions as specified under the Plan; and (2) allowing and preserving the rights of each of the Agents/Trustees, and the DIP Agent, as applicable, to make distributions as specified under the Plan on account of Allowed Claims and Allowed Interests, as applicable, including allowing each of the Agents/Trustees to submit invoices for any amount and enforce any obligation owed to them under the Plan to the extent authorized or allowed by the applicable Existing Debt Document. Notwithstanding the foregoing, each applicable Agent/Trustee is authorized and directed to, at the sole cost and expense of the Reorganized Debtors, execute (and take any reasonable additional steps at the sole cost and expense of the Reorganized Debtors necessary to give effect to) any applicable documents required to effectuate the contribution and set-off pursuant to the Plan and consistent with the Restructuring Steps Memorandum.

Subject to the Effective Date of the Plan, the distributions to Class 5 under the Plan, and the payment of the Unsecured Notes Trustee Fees in full, all Debtors’ past and future obligations under the Unsecured Notes and the Unsecured Notes Indenture, including all guarantees, shall be fully released and discharged. Without limiting the foregoing, the Unsecured Notes Indenture and the Unsecured Notes shall, on or about (but in no event after) the Effective Date, as provided in the Restructuring Steps Memorandum, be deemed discharged and canceled for all purposes provided, that notwithstanding Confirmation, the occurrence of the Effective Date of the Plan, or the releases set forth in Article VIII of the Plan, the Unsecured Notes Indenture and the Unsecured Notes shall continue in effect to (i) allow Holders of Unsecured Notes Claims to receive distributions pursuant to the Plan; (ii) allow and preserve the Unsecured Notes Trustee’s right to receive and make distributions under the Plan to the extent provided in the Plan; (iii) preserve the Unsecured Notes Trustee’s rights to enforce any obligations owed to it under the Plan; (iv) permit the Unsecured Notes Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (v) preserve the Unsecured Notes Trustee’s rights to compensation and indemnification, including, if applicable, in its capacities as paying agent, transfer agent, or security registrar under the Unsecured Notes Indenture, only as against any money or property distributable to Holders of Unsecured Notes Claims, including permitting the Unsecured Notes Trustee to maintain, enforce, and exercise its charging lien to the extent provided therein. For the avoidance of doubt and except as otherwise provided for in the Plan and the Confirmation Order, the Unsecured Notes Trustee shall have no duties under the Unsecured Notes Indenture for the Unsecured Notes after the Effective Date of the Plan, except in connection with Plan distributions. The Debtors will coordinate with Unsecured Notes Trustee with respect to the surrender and cancelation of the Unsecured Notes held at DTC and the Class 5 distributions to be made under the Plan. The Debtors and the Reorganized Debtors, as applicable, agree to pay all reasonable and documented fees and expenses of the Unsecured Notes Trustee and its professionals whether incurred before, on, or after the Effective Date of the Plan.

K.	Employee Obligations.

Except as otherwise provided by the Plan, in the Plan Supplement, or pursuant to an order of the Bankruptcy Court, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. On the Effective Date, all employee wages, compensation, benefits and cash incentive programs in place as of the Effective Date with the Debtors shall be assumed, or assumed on amended terms to the terms that were in place on the Effective Date by the Reorganized Debtors and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans in each case, except that (1) the New Board will have typical authority and oversight regarding changes to compensation, cash incentive programs and benefits and (2) any plans, programs, arrangements or corresponding awards with respect to Interests, equity, or equity-based incentives, including, stock, restricted stock, options, warrants, RSUs or PSUs), each of which shall be deemed to be no longer valid, binding, or effective with respect to the Reorganized Debtors.

L.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the Exit Facility Documents, the New Governance Documents, the New Common Equity, Equity Rights issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

M.	Exemptions from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code and applicable law, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Equity; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, sales or use tax, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N.	New Governance Documents

On, or immediately prior to, the Effective Dates, the New Governance Documents shall be automatically adopted by the applicable Reorganized Debtors. On or immediately before the Effective Date, the Debtors or Reorganized Debtors, as applicable, will file their New Governance Documents with the applicable Secretary of State and/or other applicable authorities in its state of incorporation or formation in accordance with the applicable laws of its respective state of incorporation or formation, to the extent required for such New Governance Documents to become effective.

The New Governance Documents shall, among other things: (1) contain terms consistent with the documentation set forth in the Plan and the Plan Supplement; (2) authorize the issuance, distribution, exchange and reservation of the Securities to be issued pursuant to the Plan to the Entities entitled to receive such issuances, distributions and reservations under the Plan, including the New Common Equity, the Equity Rights, and the New Term Loan Exit Facility; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, prohibit the issuance of non-voting equity Securities.

After the Effective Date, the Reorganized Debtors may, as necessary and without leave from the Bankruptcy Court, amend and restate their formation, organizational, and constituent documents as permitted by the laws of its jurisdiction of formation and the terms of such documents.

O.	Directors and Officers

Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the Debtors will disclose at or prior to the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the New Board. The New Board shall be selected by the Plan Sponsor in accordance with the procedures set forth in the Plan Supplement, and shall include the chief executive officer of Reorganized WPG.

On the Effective Date, the terms of the current members of WPG Inc.’s board of directors shall expire, and the New Board will include those managers set forth in the list of managers of Reorganized WPG included in the Plan Supplement or selected pursuant to the procedures provided in the Plan Supplement. By the Effective Date, the officers and overall management structure of Reorganized WPG, and all officers and management decisions with respect to Reorganized WPG (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the New Board.

By and after the Effective Date, each officer or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents and the New Governance Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such manager or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such manager or officer.

P.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, and all Avoidance Actions, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objecting party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

Q.	No Substantive Consolidation

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan.

R.	Tax Matters

The Debtors or Reorganized Debtors, as applicable, may request an expedited determination by the Bankruptcy Court of tax liability or lack thereof, under section 505(a) of the Bankruptcy Code for all returns filed for, or on behalf of, such Debtors for all taxable periods through the Effective Date. To the fullest extent permitted under the Bankruptcy Code and applicable law, the foregoing sentence shall include any appeals of any determinations of tax liability of the Debtors.

S.	Closing the Chapter 11 Cases

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close any of the Chapter 11 Cases, except for one of the Reorganized Debtors’ cases, which as determined by the Reorganized Debtors, shall be designated as the lead case (the “Remaining Case”).  All contested matters and adversary proceedings relating to any of the Debtors or Reorganized Debtors, including objections to Claims, shall be filed, administered and adjudicated in the Remaining Case without the need to reopen any case; provided that for purposes of sections 546 and 550 of the Bankruptcy Code, the Chapter 11 Cases shall be deemed to remain open until the Remaining Case is closed.

T.	Payment of Unsecured Notes Trustee Fees

On or about the Effective Date, as provided in the Restructuring Steps Memorandum, the Unsecured Notes Trustee Fees shall be paid by the Debtors in Cash, to the extent unpaid and subject to receipt by the Debtors of a summary invoice from any Entity entitled to payment of Unsecured Notes Trustee Fees, in order to eliminate any need for the imposition of any charging lien upon the Distributions to Class 5 Holders by the Unsecured Notes Trustee. After the Effective Date, the Reorganized Debtors shall pay all Unsecured Notes Trustee Fees, to the extent not already paid by the Debtors or Reorganized Debtors, as applicable, within ten (10) Business Days of receipt by the Reorganized Debtors, of an invoice from any Entity entitled to any unpaid Unsecured Notes Trustee Fees.

U.	Payment of OEC Member Fees

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, shall pay the OEC Member Fees on or about the Effective Date, as provided in the Restructuring Steps Memorandum. After the Effective Date, the Reorganized Debtors shall pay all OEC Member Fees, to the extent not already paid by the Debtors or Reorganized Debtors, as applicable, within ten (10) Business Days of receipt by the Reorganized Debtors, of an invoice from any Entity entitled to an any unpaid OEC Member Fees. For the avoidance of doubt, the Debtors and the Reorganized Debtors shall not continue to pay OEC Member Fees incurred after the Effective Date.

V.	Payment of Certain Fees

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, shall pay the Restructuring Expenses on or about the Effective Date, as provided in the Plan, Restructuring Support Agreement, or Restructuring Steps Memorandum, as applicable, subject to the conditions set forth in this Article IV.V and the Restructuring Support Agreement. The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date or such later date as permitted by the Debtors; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On or as soon as practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay pre- and post‑Effective Date Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date.

ARTICLE V.
    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan, the Plan Supplement, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases of the Debtors shall be deemed assumed by the Debtors or Reorganized Debtors, as applicable, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease: (1) previously was assumed or rejected by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease Schedule. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or assumption and assignment, as applicable, of such Executory Contracts or Unexpired Leases as provided for in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re‑vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, shall have the right to alter, amend, modify, or supplement the Schedules of Assumed and Rejected Contracts identified in this Article V.A of the Plan and in the Plan Supplement at any time through and including 45 days after the Effective Date.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan and the Rejected Executory Contract and Unexpired Leases List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including 45 days after the Effective Date.

C.	Cure of Defaults and Objections to Cure and Assumption

The Debtors or the Reorganized Debtors, as applicable, shall pay Cure Claims, if any, on or about the Effective Date, as provided in the Restructuring Steps Memorandum, or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure Amounts that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court on or before thirty (30) days after the earlier of: (1) the date such Executory Contract or Unexpired Lease was assumed; or (2) the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.

Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Amount; provided, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Amount despite the failure of the relevant counterparty to File such request for payment of such Cure Claim. The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court.

Unless otherwise agreed upon in writing by the Debtors or Reorganized Debtors, as applicable, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount including pursuant to the Plan must be filed, served, and actually received by the counsel to the Debtors and the U.S. Trustee on or before the Confirmation Objection Deadline or such other deadline that may be set by the Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount. For the avoidance of doubt, to the extent an Executory Contract or Unexpired Lease is proposed to be assumed in the Plan and is not listed as having a related cure cost on the Assumed Executory Contract and Unexpired Lease Schedule, any counterparty to such Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have consented to such assumption and deemed to release any Claim or Cause of Action for any monetary defaults under such Executory Contract or Unexpired Lease.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount (if any) in Cash on the Effective Date, in the ordinary course of business, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption.

The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List, if any.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court. For the avoidance of doubt, in the event that any counterparty to an Executory Contract or Unexpired Lease receives a notice of assumption and there is no listed Cure Amount, such Cure Amount shall be considered to be zero. Any counterparty to an Executory Contract or Unexpired Lease that does not receive a notice, and believes a Cure Amount is owed, shall have thirty (30) days after the Effective Date to File a Proof of Claim with respect to such alleged Cure Amount, which Claim shall not be expunged until such dispute is resolved.

D.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.F of the Plan, nothing in this Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

E.	Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Governance Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, equityholders, and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

F.	Director, Officer, Manager, and Employee Liability Insurance

On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all of the D&O Liability Insurance Policies (including, if applicable, any “tail policy”) and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such policies (including, if applicable, any “tail policy”).

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring as of the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

G.	Employee and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the New Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings plans, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Reservation of Rights

Neither the assumption of any Executory Contract or Unexpired Lease pursuant to the Plan nor exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan or Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor or Reorganized Debtor, as applicable, has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

J.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

K.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.
    PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims or Interests Allowed as of the Effective Date

Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Claim or Interest, the Distribution Agent shall make initial distributions under the Plan on account of Claims or Interests Allowed on or about the Effective Date, as provided in the Restructuring Steps Memorandum, or as soon as reasonably practical thereafter; provided, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business. A Distribution Date shall occur no more frequently than once in every 90 day period after the Effective Date, as necessary, in the Reorganized Debtors’ sole discretion.

B.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on or about the Effective Date (or if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the next occurring Distribution Date after such Claim or Interest becomes an Allowed Claim or Allowed Interest) each Holder of an Allowed Claim and Allowed Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in each applicable Class and in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Interests, distributions on account of any such Disputed Claims or Interests shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

C.	Distributions on Account of Obligations of Multiple Debtors

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim plus applicable interest, if any.

D.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on or about the Effective Date or as soon as reasonably practicable thereafter. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

E.	Rights and Powers of Distribution Agent

1.	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out‑of‑pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out‑of‑pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

F.	Delivery of Distributions

1.	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims or Allowed Interests shall be made to Holders of record as of the Distribution Record Date by the Distribution Agent, as appropriate:
(a) to the signatory set forth on any Proof of Claim or Proof of Interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Proof of Interest is filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim or Proof of Interest; or (c) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims or Allowed Interests shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim or Allowed Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

Notwithstanding any provision of the Plan to the contrary, distributions to Holders of Allowed Unsecured Notes Claims shall be made to or at the direction of the Unsecured Notes Trustee. Such distributions shall be subject in all respects to the rights of the Unsecured Notes Trustee to assert its charging lien against such distributions as set forth in the Unsecured Notes Indenture. The Unsecured Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Unsecured Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date of the Plan, or as soon as reasonably practicable thereafter. In no event shall the Unsecured Notes Trustee (in any capacity) be responsible for any manual, paper, or similar physical and/or individualized method of distribution or other method of distribution that is not customary for the Unsecured Notes Trustee under the circumstances. The Unsecured Notes Trustee shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct. The Reorganized Debtors shall reimburse the Unsecured Notes Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred on or after the Effective Date in connection with the implementation of the Plan, including making distributions pursuant to and in accordance with the Plan, without the need for further approval or order of the Bankruptcy Court.

2.	Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security is transferred twenty (20) or fewer days before the Distribution Record Date, distributions shall be made to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor. For the avoidance of doubt, the Distribution Record Date shall not apply to the Debtors’ publicly-traded Securities, the distribution to which shall be conducted in accordance with DTC’s standard procedures and customary practices.

3.	No Fractional Distributions

No fractional notes or shares, as applicable, of the Securities shall be distributed pursuant to the Plan, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Interest would otherwise result in the issuance of a number of units or amounts of Securities that is not a whole number, the actual distribution of units or amounts of Securities shall be rounded as follows: (a) fractions of one‑half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized units or amounts of Securities issued pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding. DTC shall be considered a single holder for distribution purposes.

4.	Minimum Distributions

Holders of Allowed Claims entitled to distributions of $100 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan and its Holder shall be forever barred pursuant to Article VII of this Plan from asserting that Claim against the Reorganized Debtors or their property.

5.	Unclaimed Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such Unclaimed Distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date and (b) the date of the attempted distribution. After such date, all unclaimed property or interests in property shall be deemed Unclaimed Distributions and shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged of and forever barred.

6.	Surrender of Canceled Instruments or Securities

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.J hereof shall be deemed to have surrendered such certificate or instrument to the Debtors. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights.

G.	Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

H.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors and the Distribution Agent reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances, and such distributions shall be treated as if distributed to the Holder of the Allowed Claim or Allowed Interest.

I.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan, the Restructuring Support Agreement, the DIP Orders, the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

J.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Petition Date.

K.	Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, each Debtor and each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non‑bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise.

L.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtors or Reorganized Debtors, as applicable. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Solicitation Agent without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.
    PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED,
AND DISPUTED CLAIMS

A.	Disputed Claims Process

The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan. Except as otherwise provided herein, all Proofs of Claim Filed after the earlier of: (a) the Effective Date or (b) the applicable claims bar date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims

Except as otherwise set forth in the Plan, after the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the applicable Debtor had with respect to any Claim immediately before the Effective Date. Except as specifically provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed in accordance with the Plan.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File, withdraw, or litigate to judgment, objections to Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained pursuant to Article IV.P of the Plan.

D.	Adjustment to Claims or Interests Without Objection

Any Claim or Interest that has been paid, satisfied, amended, superseded, cancelled, or otherwise expunged (including pursuant to the Plan) may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court. Additionally, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the same Debtor may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to file an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Time to File Objections to Claims or Interests

Any objections to Disputed Claims shall be Filed on or before the later of (1) the first Business Day following the date that is 270 days after the Effective Date and (2) such later date as may be specifically fixed by the Bankruptcy Court. For the avoidance of doubt, the Bankruptcy Court may extend the time period to object to Disputed Claims and Disputed Interests.

F.	Reservation of Rights to Object to Claims

The failure of the Debtors or the Reorganized Debtors, as applicable, to object to any Claim shall not be construed as an admission to the validity or amount of any such Claim, any portion thereof, or any other claim related thereto, whether or not such claim is asserted in any currently pending or subsequently initiated proceeding, and shall be without prejudice to the right of the Debtors or the Reorganized Debtors, as applicable, to contest, challenge the validity of, or otherwise defend against any such claim in the Bankruptcy Court or non-bankruptcy forum.

G.	Estimation of Claims

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

H.	Disputed and Contingent Claims Reserve

On or after the Effective Date, the Debtors, the Reorganized Debtors, as applicable, may establish one or more reserves for Claims that are contingent or have not yet been Allowed, in an amount or amounts as reasonably determined by the applicable Debtors or Reorganized Debtors, as applicable, consistent with the Proof of Claim Filed by the applicable Holder of such Disputed Claim. To the extent that a Disputed Claim may be entitled to receive New Common Equity pursuant to the Plan, such New Common Equity will remain authorized but unissued pending resolution of such Disputed Claim.

I.	Disallowance of Claims

Any Claims held by Entities from which the Bankruptcy Court has determined that property is recoverable under section 542, 543, 547, 548, 549, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that the Bankruptcy Court has determined is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and the full amount of such obligation to the Debtors has been paid or turned over in full.

All Proofs of Claim Filed on account of an indemnification obligations shall be deemed satisfied and Disallowed as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Proofs of Claim Filed on account of an employee benefit shall be deemed satisfied and Disallowed as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed to by the Reorganized Debtors in their sole discretion, any and all Proofs of Claim Filed after the applicable bar date shall be deemed Disallowed as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely Filed by a Final Order.

J.	Amendments to Proofs of Claim or Interests

On or after the Effective Date, a Proof of Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Proof of Claim or Interest Filed that is not so authorized before it is Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court absent prior Bankruptcy Court approval or agreement by the Debtors or Reorganized Debtors, as applicable; provided that the foregoing shall not apply to Administrative Claims other than 503(b)(9) Claims.

K.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

L.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

For the avoidance of doubt, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.
    SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable.

The settlements and compromises pursuant to and in connection with the Plan, including the OEC Settlement, are substantively fair based on the following factors: (i) the balance between the litigation’s possibility of success and the settlement’s future benefits; (ii) the likelihood of complex and protracted litigation and risk and difficulty of collecting on the judgment; (iii) the proportion of creditors and parties in interest that support the settlement; (iv) the competency of counsel reviewing the settlement; and (v) the extent to which the settlement is the product of arm’s-length bargaining.

In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non‑contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, and all actions taken to effectuate the Plan, including by any Agents/Trustees, shall be given the same effect as if such actions were performed under the applicable nonbankruptcy laws under which the Existing Debt Documents are governed.

C.	Release of Liens

Except with respect to the Liens securing the Exit Facilities, or the Other Secured Claims that are Reinstated pursuant to the Plan, or as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtors, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

D.	Debtor Release

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, including the service of the Released Parties in facilitating the expeditious reorganization of the Debtors and implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, on and after the Effective Date, to the fullest extent allowed by applicable law, each Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors, their Estates, and the Reorganized Debtors, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of any of the Debtors, their Estates, or the Reorganized Debtors, as applicable, whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereafter arising, in law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort or otherwise, including any derivative claims, that the Debtors, their Estates, or the Reorganized Debtors, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, amendment, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in‑ or out-of-court restructuring efforts, intercompany transactions, the 2015 Credit Facility, the 2018 Credit Facility, the Weberstown Term Loan Facility, the 2020 Amendments, the Unsecured Notes, the Chapter 11 Cases, any Avoidance Action, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or Filing of, as applicable, the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the DIP Facility Documents, the Exit Facilities, the Exit Facility Documents, the New Governance Documents, the Equitization Restructuring, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Bidding Procedures, the Equity Rights Offering, the Backstop Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the foregoing (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the New Common Equity, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any obligations arising on or after the Effective Date of any party or Entity under the Plan, the Confirmation Order, the Exit Facility Documents, the Equity Rights Offering, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan or (2) any retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions (including the Equitization Restructuring) and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

E.	Third‑Party Release

Effective as of the Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties in facilitating the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, to the fullest extent permissible under application law, as such law may be extended or integrated after the Effective Date, on and after the Effective Date each of the Releasing Parties shall be deemed to have to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged each of the Released Parties from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities, whatsoever, whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereafter arising, in law (or any applicable rule, statute, regulation, treaty, right, duty, or requirement), equity, contract, tort, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, their Estates, or the Reorganized Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, amendment, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the 2015 Credit Facility, the 2018 Credit Facility, the Weberstown Term Loan Facility, the 2020 Amendments, the Unsecured Notes, the Chapter 11 Cases, any Avoidance Action, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the DIP Documents, the Exit Facilities, the Exit Facility Documents, New Common Equity, the Bidding Procedures, the Equity Rights Offering, the Backstop Commitment Agreement, the New Governance Documents, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Equitization Restructuring, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the foregoing (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the New Common Equity, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Plan, the Confirmation Order, the Exit Facility Documents, the Equity Rights Offering, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions (including the Equitization Restructuring), and implementing the Plan; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

F.	Exculpation

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third‑Party Release, and except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Chapter 11 Cases, the Disclosure Statement, the Exit Facility Documents, the DIP Documents, the New Governance Documents, Restructuring Support Agreement, the Equitization Restructuring, the Plan, the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the Equity Rights Offering, the Backstop Commitment Agreement, the New Common Equity, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any Claim relating to any post-Effective Date obligations of any party or Entity under the Plan, the Equitization Restructuring, the Exit Facilities, or any document, instrument, or agreement (including the Restructuring Documents, and other documents, instruments and agreements set forth in the Plan Supplement) executed to implement the Plan.

G.	Injunction

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or the Confirmation Order, for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.G.

H.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

J.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

K.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

ARTICLE IX.
    CONDITIONS TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B, in each case, subject to any applicable consent or approval rights set forth in the Restructuring Support Agreement:

1.    the Bankruptcy Court shall have entered the Confirmation Order, and shall (a) authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan, (b) authorize the Debtors, as applicable or necessary, to: (i) implement the Restructuring Transactions, including the Equity Rights Offering, and the Exit Facilities; (ii) make all distributions and issuances as required under the Plan; and (iii) enter into any agreements, transactions, and sales of property, including the Exit Facility Documents and, the Management Incentive Plan, (c) authorize the implementation of the Plan in accordance with its terms, (d) decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent, (e) contain the release, injunction, and exculpation provisions contained in Article VIII; and (f) be a Final Order;

2.    the Restructuring Support Agreement and all applicable Definitive Documents shall have been executed and remain in full force and effect;

3.    the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions, including the Plan;

4.    the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with the Plan and the Restructuring Support Agreement;

5.    the documentation related to the Exit Facilities shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Exit Facilities shall have been satisfied or duly waived in writing in accordance with the terms of the Exit Facilities;

6.    the DIP Claims shall have been indefeasibly paid in full in Cash;

7.    all actions, documents, certificates, and agreements necessary to implement the Plan (including any documents contained in the Plan Supplement) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units, in accordance with applicable laws;

8.    all Professional Fee Claims of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such Professional Fee Claims;

9.    the Equity Rights Offering shall have been consummated and shall have been conducted in accordance with the procedures set forth in the Equity Rights Offering Procedures and the Backstop Commitment Agreement;

10.    the Equity Rights shall have been issued and distributed;

11.    the Backstop Approval Order shall have been entered by the Bankruptcy Court, which shall not have been stayed, reversed vacated, amended, supplemented, or otherwise modified, unless waived by the Plan Sponsor;

12.    the Debtors and Reorganized Debtors, as applicable, shall have implemented the Restructuring Transactions, in a manner consistent with the Restructuring Support Agreement and the Plan;

13.    all Restructuring Expenses invoiced or estimated in accordance with Article IV.U and more than two (2) Business Days before expected Emergence shall have been paid in full;

14.    Reorganized WPG shall not be subject to any reporting requirements promulgated by the SEC except to the extent required by subsection (c) of Rule 12h-3 under the Securities Act;

15.    the OEC Approved Director (as defined in the New Governance Term Sheet) shall be identified and reasonably acceptable to the OEC and the Plan Sponsor (as set forth in the New Governance Term Sheet or as otherwise agreed between the OEC and the Plan Sponsor); and

16.    all requisite consents and amendments by property-level mortgage lenders, O’Connor Mall Partners L.P. and its relevant affiliates, and landlords that are necessary to accommodate a tax-efficient post-emergence corporate structure (as reasonably determined by the Plan Sponsor) shall have been obtained; provided that the Debtors and their non-Debtor subsidiaries shall only be obligated to use commercially reasonable efforts to obtain such consents

For the avoidance of doubt, the conditions precedent to the Effective Date enumerated above shall apply to each Debtor on an individual basis, and the Effective Date for any individual Debtor may occur prior to the Effective Date of any other individual Debtor.

B.	Waiver of Conditions to the Effective Date

Other than to the extent specifically set forth in Article IX.A, and subject to the limitations contained in and the other terms of the Restructuring Support Agreement, each condition precedent to the Effective Date set forth in Article IX.A may be waived in whole or in part at any time by the Debtors without an order of the Bankruptcy Court; provided that the Debtors shall not be able to waive the Conditions in Article IX.A.8 (solely as to the OEC’s Professional Fees), Article IX.A.9 and Article IX.A. 10 (solely as to Existing Common Equity Interest Rights), and Article IX.A.15, in each instance, without the consent of the OEC.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

D.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.
    MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Subject to the consent rights herein and in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and the terms set forth herein and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan (including the Plan Supplement), one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI.
    RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.    allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.    resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.    ensure that distributions to Holders of Allowed Claims and Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7.    enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8.    grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.    adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

10.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.    resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

12.    hear, determine, adjudicate, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.L.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

13.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.    consider any modifications to the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

15.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including an expedited determination under section 505(a) of the Bankruptcy Code), including any such matters initiated after the Effective Date;

16.    hear and determine matters related to any requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

17.    hear and determine all disputes involving the obligations or terms of the Equity Rights Offering, or the Backstop Commitment Agreement;

18.    hear and determine all disputes involving the Equitization Restructuring;

19.    hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

20.    enforce all orders previously entered by the Bankruptcy Court;

21.    for a period of eighteen (18) months following the Effective Date, and subject to the terms and conditions in the New Governance Term Sheet (or as otherwise agreed between the OEC and the Plan Sponsor), hear and determine any and all challenges from minority holders of New Common Equity related to the fairness of Related Party Transactions or Squeeze-Outs (each as defined in the New Governance Term Sheet), as applicable; provided that such minority holders of New Common Equity may, subject to the terms and conditions set forth in the New Governance Term Sheet (or as otherwise agreed between the OEC and the Plan Sponsor), alternatively elect to adjudicate such matters in the Delaware Court of Chancery;

22.    enter an order or Final Decree concluding or closing the Chapter 11 Cases; and

23.    hear any other matter not inconsistent with the Bankruptcy Code.

Nothing herein limits the jurisdiction of the Bankruptcy Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, or the Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

ARTICLE XII.
    MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first.

D.	OEC Fees and Expenses

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases, including the OEC, shall dissolve, and members thereof shall be released from all rights and duties from or related to the Chapter 11 Cases; provided, that the OEC will stay in existence solely for the limited purpose of filing and prosecuting final fee applications. The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date, except for the fees and expenses incurred by the OEC’s professionals in connection with the limited purpose of filing and prosecuting final fee applications.

E.	Payment of Certain Fees and Expenses

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, shall pay, on or as promptly as practicable after the Effective Date, as provided in the Restructuring Steps Memorandum, all then‑outstanding reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the Plan and the Restructuring Support Agreement. Any such costs and expenses that are attorneys’ fees and expenses shall be submitted to the Debtors or the Reorganized Debtors in the form of summary invoices of the relevant law firms.

F.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

G.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

H.	Notices

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
Washington Prime Group Inc. Salesforce Tower 111 Monument Circle Indianapolis, Indiana 46204 Attention: Robert P. Demchak, Executive Vice President and General Counsel

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua A. Sussberg, P.C., Alexander J. Nicas
Email:        joshua.sussberg@kirkland.com,

         alexander.nicas@kirkland.com

- and -

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Chad J. Husnick, P.C., Dan Latona
Email:       chad.husnick@kirkland.com,

      dan.latona@kirkland.com

United States Trustee	Counsel to the Plan Sponsor
Office of the United States Trustee 515 Rusk Street, Suite 3516 Houston, Texas 77002

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Damian Schaible, Angela Libby, Aryeh Ethan Falk

Email:       damian.schaible@davispolk.com,

      angela.libby@davispolk.com,

      aryeh.falk@davispolk.com

Counsel to the DIP Agent	Counsel to the Ad Hoc Lender Group
Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10019 Attention: Brian Trust, Lucy F. Kweskin Email: btrust@mayerbrown.com; lkweskin@mayerbrown.com

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Joshua A. Feltman, Rod N. Ghods, Elyssa C. Eisenberg
Email:        jafeltman@wlrk.com

       rnghods@wlrk.com
       eceisenberg@wlrk.com

Counsel to the OEC
Brown Rudnick LLP 7 Times Square New York, NY 10036 Attention: Robert J. Stark, Bennett Silverberg Email: rstark@brownrudnick.com bsilverberg@brownrudnick.com

After the Effective Date, the Reorganized Debtors shall have the authority to send a notice to Entities that continue to receive documents pursuant to Bankruptcy Rule 2002 requiring such Entity to file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

I.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

J.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from https://cases.primeclerk.com/washingtonprime or the Bankruptcy Court’s website at www.txsb.uscourts.gov/bankruptcy. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, the Plan Supplement shall control. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

K.	Non-Severability

Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, and the Definitive Documents, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Definitive Documents are: (1) valid and enforceable pursuant to their terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) non-severable and mutually dependent.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

N.	Certain Tax Matters

WPG LP (and any successor entity thereto) shall not be permitted to make an election pursuant to Section 6226 of the Code (or any similar provision of U.S. state, local or non-U.S. law) in connection with or in relation to any tax audit or similar proceeding in respect of WPG LP for the taxable year that includes the Effective Date.

Dated: September 1, 2021	Washington Prime Group Inc. on behalf of itself and all other Debtors

/s/ Mark E. Yale
Name: Mark E. Yale
Title: Executive Vice President and Chief Financial Officer Washington Prime Group Inc.